UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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Filed by a party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12
Chimera Investment Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting To Be Held June 5, 2024

To the Stockholders of Chimera Investment Corporation:

It is my pleasure to invite you to attend the 2024 annual meeting of stockholders (the “Annual Meeting”) of Chimera Investment Corporation, a Maryland corporation (“Chimera” or “the Company”), that will be held on June 5, 2024, at 10:00 a.m., Eastern Time.

This year’s Annual Meeting will once again be a virtual meeting held over the Internet. We believe that the use of the Internet to host the Annual Meeting enables expanded stockholder participation. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/CIM2024 and entering your 16-digit control number.

The accompanying notice of the Annual Meeting and Proxy Statement tells you more about the agenda and procedures for the meeting. They also describe, among other things, how the Company’s Board of Directors operates and provide information about our director candidates, executive officer and director compensation and corporate governance. I look forward to sharing more information with you about Chimera at the Annual Meeting.

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, I urge you to authorize your proxy as soon as possible. You may authorize your proxy on the Internet, by telephone, or by mail. Your vote will ensure your representation at the Annual Meeting regardless of whether you attend via webcast on June 5, 2024.

Sincerely,

Phillip J. Kardis II

President and Chief Executive Officer

April 22, 2024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF CHIMERA INVESTMENT CORPORATION

Time:	10:00 a.m. Eastern Time
Date:	Wednesday, June 5, 2024
Place:	Virtual meeting via webcast at www.virtualshareholdermeeting.com/CIM2024
Purpose:

This year’s Annual Meeting will be held for the following purposes:

●

To elect (i) one Class I Director, Susan Mills, to serve until our annual meeting of stockholders in 2026 and until her successor is duly elected and qualifies, and (ii) two Class II Directors, Sandra Bell and Debra W. Still, each to serve until our annual meeting of stockholders in 2027 and until their successors are duly elected and qualify;

●

To consider and vote upon a non-binding advisory resolution to approve our executive compensation;

●

To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2024; and

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To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Other Important Information:

●

We utilize the “notice and access” model rather than mailing full sets of proxy materials to stockholders, as we think, among other things, the Company benefits from the reduced costs associated with this method of delivery. Thus, on or about April 22, 2024, we expect to commence mailing of a Notice of Internet Availability of Proxy Materials, which contains information regarding electronic access to our proxy materials and voting information. However, we will mail hard copies of the proxy materials to any stockholder who requests them. Our Proxy Statement and 2023 Annual Report are available at www.proxyvote.com.

●

Record holders of our common stock at the close of business on April 11, 2024, may attend and vote at the Annual Meeting and any adjournments or postponements thereof.

●

Your shares cannot be voted unless they are represented by proxy or in person by the record holder attending the Annual Meeting via webcast. Whether or not you plan to attend the Annual Meeting via webcast, please vote your shares by proxy to ensure they are represented at the Annual Meeting.

By order of the Board of Directors,

Miyun Sung

Chief Legal Officer and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held June 5, 2024.
Our Proxy Statement and 2023 Annual Report to Stockholders are available at www.proxyvote.com.

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630 FIFTH AVENUE, SUITE 2400
NEW YORK, NEW YORK 10111

2024 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

General Information

These materials are intended to solicit proxies on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Chimera Investment Corporation, a Maryland corporation (which we refer to as “Chimera,” the “Company,” “we,” or “us”), for the 2024 Annual Meeting of Stockholders (“Annual Meeting”), including any adjournment or postponement thereof. This year, the Annual Meeting will once again be a virtual meeting of stockholders. This means you will be able to attend the Annual Meeting, vote and submit questions during the Annual Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/CIM2024. The meeting will convene at 10:00 a.m. Eastern Time on June 5, 2024.

Items to be Voted on at the Annual Meeting

(1)	Election of (i) one Class I Director, Susan Mills, to serve until our annual meeting of stockholders in 2026 and until her successor is duly elected and qualifies, and (ii) two Class II Directors, Sandra Bell and Debra W. Still, each to serve until our annual meeting of stockholders in 2027 and until their successors are duly elected and qualify;
(2)	Consider and vote upon a non-binding advisory resolution to approve our executive compensation; and
(3)	Ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for 2024.

Other than these three items, we know of no other business to be considered at the Annual Meeting. If any other business is properly presented at the Annual Meeting, your signed proxy card authorizes your proxy to vote on those matters at his or her discretion.

Board of Directors Recommendation

Our Board of Directors recommends that you vote:

(1)	“FOR” the election of each of the nominees as Directors;

(2)	“FOR” the approval of the non-binding advisory resolution on executive compensation;
(3)	“FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for 2024.

Stockholders Entitled to Vote at the Meeting

If you were a stockholder of record at the close of business on the record date for the meeting, April 11, 2024 (the “Record Date”), you are entitled to vote at the meeting. There were 241,520,709 shares of common stock outstanding and entitled to be voted on the Record Date. You will have one vote on each matter properly brought before the meeting for each share of common stock you own.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the Annual Meeting only if (i) you are present in person by attending the virtual Annual Meeting via webcast and you vote your shares electronically at such meeting, as described in this Proxy Statement, or (ii) you are represented by proxy. Even if you plan to attend the Annual Meeting via webcast, we urge you to authorize your proxy in advance (i) electronically by going to the www.proxyvote.com website and following the instructions described on the Notice of Internet Availability of Proxy Materials (“Notice of Access card”), previously mailed to you or on your proxy card, (ii) by calling the toll-free number (for residents of the United States and Canada) listed on your Notice of Access card or your proxy card or (iii) by mail. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically through the website or by telephone, you do not need to return your proxy card. If you choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided so it is received no later than June 4, 2024.

If you hold your shares beneficially in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares. Your broker or nominee will not vote your shares on the election of directors or the advisory resolution on executive compensation unless you provide instructions to your broker or nominee on how to vote your shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

●	authorizing your proxy again on the Internet or by telephone (only the latest Internet or telephone proxy will be counted), as described above;
●	properly executing and delivering a later-dated proxy card by mail;
●	voting electronically at the Annual Meeting via webcast; or
●	sending a written notice of revocation to the inspector of election in care of the Corporate Secretary of the Company at 630 Fifth Avenue, Suite 2400, New York, NY 10111 so it is received no later than June 4, 2024.

Voting at the Annual Meeting

The method by which you vote and authorize your proxy will in no way limit your right to vote at the Annual Meeting if you later decide to vote electronically during the Annual Meeting via webcast. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as your bank or broker) to be able to vote at the Annual Meeting.

Quorum for the Annual Meeting

A quorum will be present at the Annual Meeting if a majority of the votes entitled to be cast are present, either in person by attending the Annual Meeting via webcast or by proxy. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be postponed or adjourned to solicit additional proxies.

Votes Required to Approve Each Item

The voting requirements are as follows:

Proposal	Vote Required	Discretionary Voting Allowed
(1) Election of directors	Majority of votes cast for or against such nominee	No
(2) Approval of the advisory vote on executive compensation	Majority of votes cast	No
(3) Ratification of the appointment of Ernst & Young LLP	Majority of votes cast	Yes

“Majority of votes cast” means a majority of the votes cast at the Annual Meeting on the proposal.

Effect of Abstentions and Broker “Non-Votes”

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote, including by directing a proxy to abstain. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum at the Annual Meeting.

Discretionary voting occurs when a bank, broker or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which the rules of the New York Stock Exchange (“NYSE”) permit such bank, broker, or other holder of record to vote. When banks, brokers, and other holders of record are not permitted under the NYSE rules to vote the beneficial owner’s shares on a proposal, and there is at least one other proposal on which discretionary voting is allowed, the affected shares are referred to as broker “non-votes.” Broker “non-votes” will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting.

Proposals No. 1 and 2 are considered “non-routine” matters that brokers may not vote on without instruction from beneficial owners. As a result, a broker non-vote will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting but will not be voted on these proposals. Abstentions and broker non-votes, if any, will have no effect on each of the proposals. Proposal No. 3 is, however, a proposal for which brokers do have discretionary voting authority.

Annual Meeting Admission and Process

You may attend the virtual Annual Meeting if you are a stockholder of record, a proxy of a stockholder of record, or a beneficial owner of our common stock with evidence of ownership. If you attend the virtual Annual Meeting, you will be able to vote your shares and submit questions. Your vote is important. Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote as soon as possible by visiting the voting website www.proxyvote.com and submitting your vote in advance of the meeting. Make sure to have your proxy notice available and follow the instructions on the voting website.

You can submit questions by visiting www.virtualshareholdermeeting.com/CIM2024 and entering the control number included on your proxy notice, or otherwise provided by your bank, broker or other nominee. Only stockholders with a valid control number will be allowed to ask questions. We will try to answer as many stockholder questions as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to Annual Meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. For help with difficulties accessing the Annual Meeting, call the technical support phone lines that will be available beginning approximately 15 minutes before the Annual Meeting.

Internet Availability of Proxy Materials

We use a “notice and access” model rather than mailing full sets of proxy materials to stockholders, because we think, among other reasons, the Company benefits from the reduced costs associated with this method of delivery. Thus, pursuant to the rules of the Securities and Exchange Commission (“SEC”), we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Access card to our stockholders. All stockholders can access the proxy materials, including this Proxy Statement and our 2023 Annual Report to Stockholders, on the website referred to in the Notice of Access card or can request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice of Access card (as well as the proxy card). In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Solicitation of Proxies for the Annual Meeting

We are soliciting the proxy accompanying this Proxy Statement. We are bearing all costs associated with the solicitation of proxies for the Annual Meeting. This solicitation is being made primarily through the Internet and by mail, but may also be made by our directors, executive officers, employees and representatives by telephone, facsimile transmission, electronic transmission or in person. No compensation will be given to our directors, executive officers, or employees for this solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses. We will bear the total cost of soliciting proxies.

We have retained Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to assist us in the solicitation of proxies for the Annual Meeting. We will pay Innisfree a fee of $15,000 for its services. In addition, we may pay Innisfree additional fees depending on the extent of additional services requested by us and will reimburse Innisfree for expenses Innisfree incurs in connection with its engagement by us.

Stockholders have the option to authorize their proxy over the Internet, by telephone or by mail. Please be aware that if you authorize your proxy over the Internet or by telephone, you may incur costs such as telephone and access charges for which you will be responsible.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, registered stockholders who have the same address and last name and who receive either (i) a Notice of Access card or (ii) paper copies of the proxy materials through the mail will receive only one copy of our proxy materials, or a single envelope containing the notices for all stockholders at that address. Stockholders who participate in householding will continue to receive separate proxy cards or Notices of Access card that will include each stockholder’s unique control number to vote the shares held in each account. If a stockholder of record residing at such an address wishes to receive separate proxy materials, he or she may request it orally or in writing by contacting us at Chimera Investment Corporation, 630 Fifth Avenue, Suite 2400, New York, New York 10111, Attention: Investor Relations, by emailing us at investor@chimerareit.com, or by calling us at (888) 895-6557, and we will promptly deliver to the stockholder the requested proxy materials. If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner. If you are an eligible stockholder of record receiving multiple copies of our proxy materials, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker, or other nominee, you can contact the nominee.

Postponement or Adjournment of the Annual Meeting

We may postpone the Annual Meeting by making a public announcement of such postponement prior to the Annual Meeting. Our bylaws permit the chairman of the meeting to recess or adjourn the meeting, without notice other than an announcement at the Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public from commercial document retrieval services and at the Internet site maintained by the SEC at www.sec.gov.

Our website is www.chimerareit.com. We make available on this website under “Filings & Reports – SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

PROPOSAL 1 ELECTION OF DIRECTORS

We have three classes of Directors. The terms of our current Class II Directors, Sandra Bell, Debra W. Still and Mark Abrams, expire at the Annual Meeting. Additionally, Susan Mills was elected to the Board of Directors in November 2023 as a Class I Director but with a term expiring at the Annual Meeting. We have nominated Sandra Bell and Debra W. Still for election as Class II Directors to serve until our annual meeting of stockholders in 2027. We have nominated Susan Mills for election as a Class I Director to serve, with our other Class I Directors, until our annual meeting of stockholders in 2026.

Set forth below are the names and certain biographical information on each of our nominees for our Class I Director and Class II Directors to be elected as the Annual Meeting, as well as each of our other Class I Directors and Class III Directors.

Name	Current Class	Age*	Independent	Director Since
Kevin G. Chavers	I	60	Yes	June 2021
Gerard Creagh	I	66	Yes	April 2010
Susan Mills**	I	63	Yes	November 2023
Sandra Bell	II	67	Yes	December 2021

Debra W. Still	II	71	Yes	March 2018
Mark Abrams***	II	75	Yes	November 2007
Phillip J. Kardis II	III	62	No	December 2022
Brian P. Reilly	III	64	Yes	July 2019

*As of June 5, 2024

**Ms. Mills was elected to the Board of Directors on November 13, 2023 as a Class I Director, with a term expiring at the Annual Meeting.

*** Mark Abrams, whose term expires at the Annual Meeting will not be nominated for re-election as a director at the Annual Meeting. The Company’s Corporate Governance Guidelines provide that that no individual may stand for election to the Board beginning in the calendar year in which such individual had or will have his or her 75th birthday. Mr. Abrams, whose term expired at the 2023 Annual Meeting, had his 75th birthday during the 2023 calendar year. In the best interest of the Company and its shareholders, the Board approved a one-year waiver from this policy for Mark Abrams in 2023, resulting in his standing for re-election as a Class II director at the 2023 Annual Meeting. In accordance with the Corporate Governance Guidelines, Mr. Abrams, whose term expires at the Annual Meeting, will not be nominated for re-election as a director at the Annual Meeting. As a result, the Board has reduced, effective as of the date of the Annual Meeting, the number of directors serving on the Board from eight to seven and, in connection therewith, the number of Class II Directors from three to two. The size of the Board has previously been reduced from nine to eight upon retirement of Choudhary Yarlagadda from the Company and his resignation as a director effective on March 15, 2024,

At the Annual Meeting, the stockholders will vote to elect (i) Susan Mills as a Class I Director, whose term will expire at our annual meeting of stockholders in 2026, and until the election and qualification of her successor or to the earlier of her death, resignation, or removal, and (ii) Sandra Bell and Debra W. Still as Class II Directors, whose terms will expire at our annual meeting of stockholders in 2027, and in each case until the election and qualification of their successors or to the earlier of their death, resignation, or removal.

Nominee for Election as a Class I Director

The following information is furnished regarding the nominee for election as a Class I Director by the holders of common stock.

Susan Mills was elected one of our Class I Directors on November 13, 2023. Since October 2023, Ms. Mills has been a Managing Director at Academy Securities, a veteran-owned and operated investment bank with strengths in capital markets, asset management, public finance, geopolitical intel, fixed income and equity trading. Until May 2023, she spent 36 years at Citigroup Global Markets as the successor to Salomon Brothers. During her time at Citi, Ms. Mills held various senior management positions in businesses related to North American Residential Mortgages, including contract finance related to whole loan transactions, securitization, warehouse lending and sourcing residential investment opportunities for Citi or their private credit clients. While at Citi, she was active in women’s mentoring and recruiting groups. She was on the board of Kingsbridge Heights Community Center for two years. Ms. Mills received a bachelor’s degree in Accounting from Long Island University.

The Board believes that Ms. Mill’s experience and qualifications, including among other things, her extensive expertise in the mortgage banking industry, including in positions of management, make her a valuable member of the Board.

Nominees for Election as Class II Directors

The following information is furnished regarding the nominees for election as Class II Directors by the holders of common stock.

Sandra Bell was elected one of our Class II Directors on December 2, 2021. Ms. Bell served as the Chief Financial Officer of Tiptree Inc., a public company, from July 1, 2015 to March 31, 2023. Previously, Ms. Bell served as Chief Financial Officer of Prospect Mortgage, a private equity-owned mortgage originator and servicer, and as Chief Financial Officer of PHH Corporation, a publicly traded, multi-divisional financial services company engaged in private label mortgage services and fleet management businesses. Prior to PHH, Ms. Bell served as Executive Vice President and Chief Financial Officer of the Federal Home Loan Bank of Cincinnati. Prior to assuming her position at the Federal Home Loan Bank, Ms. Bell had been a Managing Director at Deutsche Bank Securities. Ms. Bell received a BA Economics from The Ohio State University and an MBA from Harvard Business School.

The Board believes that Ms. Bell’s experience and qualifications, including, among other things, her extensive experience as the Chief Financial Officer of publicly traded companies and her prior executive management experience with other companies, make her a valuable member of the Board.

Debra W. Still was elected one of our Class II Directors on March 6, 2018. Ms. Still has served as Vice Chairman of Pulte Financial Services since April 1, 2023. Previously, Ms. Still had served as President and Chief Executive Officer of Pulte Financial Services from 2010, which includes the mortgage lending, title and insurance operations of PulteGroup, Inc., one of the nation’s largest homebuilders. In addition to Pulte Financial Services, Ms. Still is also President of, and a member of the board of managers of, Pulte Mortgage, LLC, a nationwide lender headquartered in Englewood, Colorado. Ms. Still began her career with Pulte Mortgage, LLC in 1983 where she served in various executive capacities, including Chief Operating Officer, prior to being named President in 2004. Ms. Still currently serves on the board of Enact Holdings, Inc. and as a member of Fannie Mae’s Affordable Housing Advisory Council. Ms. Still is a graduate of Ithaca College, Ithaca, N.Y., with a Bachelor of Science degree and has completed graduate work in Finance at George Washington University, Washington, D.C.

The Board believes that Ms. Still’s experience and qualifications, including, among other things, her significant experience as a senior executive in real estate finance overseeing mortgage lending operations, make her a valuable member of the Board.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (I) SUSAN MILLS, AS A DIRECTOR TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2026 AND UNTIL HER SUCCESSOR IS DULY ELECTED AND QUALIFIES, AND (II) SANDRA BELL AND DEBRA W. STILL AS DIRECTORS EACH TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2027, IN EACH CASE, UNTIL HER SUCCESSOR IS DULY ELECTED AND QUALIFIES.

Continuing Class I Directors

The following information is furnished regarding our Class I Directors who will continue to serve on the Board until our 2026 annual meeting and until their respective successors are duly elected and qualified.

Kevin G. Chavers was elected one of our Class I Directors on June 10, 2021. Mr. Chavers has over 34 years of experience across multiple roles in the real estate finance and mortgage industry. Mr. Chavers served as Managing Director of BlackRock in the Global Fixed Income and Securitized Asset Investment Team until April 2021, focusing on residential mortgage related assets, including RMBS, whole loans and MSRs. Mr. Chavers also served on the leadership team of BlackRock Impact Opportunity Fund, the Global Public Policy Group and BlackRock Solutions, Financial Markets Advisory Group. Prior to joining BlackRock in 2011, Mr. Chavers served as Managing Director of Morgan Stanley from 2003 to 2011 and Vice President of Goldman Sachs from 1998 to 2003. Mr. Chavers also served at various government agencies, including as the President of Ginnie Mae from 1995 to 1998. Mr. Chavers currently serves as a board member of Freddie Mac, SMBC Americas Holdings, Inc., and Toorak Capital Partners and on the board of trustees of Optimum Funds. In addition, Mr. Chavers serves as a board member of various nonprofit organizations, including the Enterprise Community Partners, the University of Virginia Foundation, Upper Manhattan Empowerment Zone, and the Bedford Stuyvesant Restoration Corporation. Mr. Chavers earned a J.D. from Harvard Law School and a Bachelor’s Degree from the University of Virginia.

The Board believes that Mr. Chavers’ experience and qualifications, including, among other things, his broad range of expertise in real estate finance, capital markets and mortgage industry, including the various management positions he has held in both private and public organizations in the mortgage-backed securities industry, and his board experience with other companies and organizations, make him a valuable member of the Board.

Gerard Creagh was elected one of our Class I Directors on April 1, 2010. Since December 2023, Mr. Creagh has served as Chief Executive Officer and previously from December 2019 had served as Chief Administrative Officer of Brosnan Risk Consultants, a privately held provider of technology-driven security services. Since May 2011, Mr. Creagh has served as a Managing Partner at CVC Advisers LLC, a financial consulting firm. From September 2005 through April 2010, Mr. Creagh served as the President and a member of the Board of Directors of Duff & Phelps Corporation. From September 2005 to September 2007, Mr. Creagh served as President of Duff & Phelps Acquisitions, LLC. Prior to its merger with Duff & Phelps in September 2005, Mr. Creagh served as executive managing director of Standard & Poor’s Corporate Value Consulting practice. Mr. Creagh joined Standard & Poor’s from PricewaterhouseCoopers, where he held the position of North American Valuation Services practice leader. Mr. Creagh previously served as the U.S. leader for the Valuation Practice of Coopers & Lybrand. Mr. Creagh has a Bachelor’s Degree and Master’s Degree in mechanical engineering from Manhattan College and has an M.B.A. in finance from New York University’s Leonard N. Stern School of Business.

The Board believes that Mr. Creagh’s experience and qualifications, including, among other things, his experience in the oversight of risk management policies and procedures, his significant background as a lead corporate executive and his prior board experience with other companies, make him a valuable member of the Board.

Continuing Class III Directors

The following information is furnished regarding our Class III Directors who will continue to serve on the Board until our 2025 annual meeting and until their respective successors are duly elected and qualified.

Phillip J. Kardis II was elected one of our Class III Directors on December 10, 2022. Mr. Kardis is our President and Chief Executive Officer. Mr. Kardis was appointed Chief Executive Officer in December 2022 and President in March 2024. Prior to becoming Chief Executive Officer in December 2022, Mr. Kardis served as the Company’s Chief Legal Officer and Secretary from September 2015 to December 2022. During his tenure as the Chief Legal Officer and Secretary, Mr. Kardis has been actively involved in leadership of the Company, its operations, and its strategic initiatives since its founding in 2007, and has played a key role in structuring the Company’s securitization, financing, and investment transactions. Mr. Kardis has been immersed in all aspects of the Company’s strategic planning, policies, and transactions, including serving on the Valuation Committee and Investment Committee. Mr. Kardis has recognized expertise in mortgage REITs and structured transactions. Prior to joining the Company in September 2015, Mr. Kardis was a partner with the law firm of K&L Gates LLP where he represented mortgage REITs and other companies and funds that acquire, originate, service and finance residential mortgage loans, mortgage servicing rights and mortgage-backed securities, including the Company. Prior to joining K&L Gates LLP in 2004, Mr. Kardis practiced corporate and securities law at several law firms. In addition, Mr. Kardis has held positions at the U.S. Department of Commerce, Rockwell International, the U.S. Senate Committee on the Budget and Analytic Services, Inc. Mr. Kardis has a BA degree from George Washington University, an MA from George Washington University, an MA from George Mason University, and a JD from the Georgetown University Law Center.

The Board believes that Mr. Kardis’ significant industry knowledge and experience, including his intimate involvement with the Company since its IPO and critical role in structuring the Company’s securitization, financing and investment transactions, make him a valuable member of the Board.

Brian P. Reilly was elected one of our Class III Directors on July 31, 2019. Mr. Reilly has over 35 years of experience across multiple roles in the financial services industry. Until May 2022, Mr. Reilly served as Senior Vice President and Chief Auditor of The Travelers Companies, Inc., where he oversaw the global audit team evaluating risk management controls, financial reporting controls, operational efficiency and effectiveness, regulatory compliance and governance procedures, and system and data integrity, including cybersecurity controls. He had been the Chief Auditor of The Travelers since 2002. Prior to joining The Travelers, Mr. Reilly was a partner with Arthur Andersen LLP. He previously served as a Board member of the Connecticut Society of Certified Public Accountants, an organization of accounting professionals. Mr. Reilly has a Bachelor’s Degree in accounting from the University of Connecticut.

The Board believes that Mr. Reilly’s experience and qualifications, including, among other things, his experience as an auditor and certified public accountant, and his significant experience in the oversight and evaluation of financial controls, operational efficiency, regulatory compliance and system and data integrity, make him a valuable member of the Board.

CORPORATE GOVERNANCE, DIRECTOR INDEPENDENCE, BOARD MEETINGS AND COMMITTEES

Corporate Governance

We are committed to maintaining sound corporate governance principles, which we believe are essential to serving our stockholders well and maintaining our integrity in the marketplace. Accordingly, the Board of Directors has adopted and maintains several written policies relating to corporate governance, including Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and charters for our audit committee, risk committee, compensation committee and nominating and corporate governance committee. Together with the Company’s bylaws, these guidelines and policies provide the framework for governance of the Company. From time to time, we may revise these guidelines, policies and charters in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents.

Board Oversight of Risk

The Board of Directors is responsible for overseeing our risk management practices, and committees of the Board of Directors assist it in fulfilling this responsibility. The Board of Directors has established a risk committee, which is comprised solely of independent directors, to assist the Board of Directors in the oversight of our risk governance structure; our risk management and risk assessment guidelines and policies regarding market, credit and liquidity and funding, operational, regulatory, tax and legal risk; and our risk tolerance, including risk tolerance levels and capital targets and limits.

As required by its charter, the risk committee routinely discusses with management our significant risk exposures and the actions management has taken to limit, monitor or control such exposures, including guidelines and policies with respect to our assessment of risk and risk management. At least annually, the risk committee reviews with management our risk management program, which identifies and quantifies a broad spectrum of enterprise-wide risks and related action plans and has quarterly risk assessment updates with management. In 2023, our Board of Directors participated in this review and discussion, and it expects to continue this practice as part of its role in the oversight of our risk management practices. At their discretion, members of the Board of Directors may also directly contact management to review and discuss any risk-related or other concerns that may arise between regular meetings. Additionally, the Chair of the risk committee liaises with the Chair of the audit committee to assist the audit committee in its review of our policies with respect to risk assessment and risk management. The audit committee assists the Board of Directors in overseeing our overall risk profile and risk management policies. The audit committee is also responsible for managing risks inherent in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm and our internal audit function.

We have entered into employment agreements with each of our named executive officers, pursuant to which we pay compensation to each of the named executive officers in the form of both cash and stock-based compensation. Pursuant to our existing equity incentive plan, we grant equity awards to the named executive officers and, in addition, as determined by the Board of Directors, we may grant equity awards to our non-executive employees. Our Board of Directors, including our compensation committee, believes that such grants align the interests of the officers and employees with our interests and do not create risks that are reasonably likely to have a material adverse effect on us. As part of its risk assessment and management activities going forward, our compensation committee undertakes an annual review of our compensation policies and practices as they relate to risk, the results of which are shared with our Board of Directors. For a discussion of the governance of our executive compensation, see “Compensation Discussion and Analysis – Governance of Our Executive Compensation Program.”

Board Leadership Structure

We have separated the roles of principal executive officer and Chairman of the Board. Our principal executive officer is Phillip J. Kardis II, who is our President and Chief Executive Officer and a director. Our Chairman of the Board of Directors is Gerard Creagh, who is an independent director. The Board of Directors believes this current allocation of responsibilities between these two positions provides for dynamic board leadership while maintaining strong independence and is therefore an effective and appropriate leadership structure.

Independence of Our Directors

NYSE rules require that at least a majority of our directors be independent of our company and management. The rules also require that our Board of Directors affirmatively determine that there are no material relationships between a director and us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us), and that a director otherwise meets the NYSE’s independence standards before such director can be deemed independent. We have adopted independence standards consistent with NYSE rules. Our Board of Directors has reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us and our management. Our Board of Directors, based upon the fact that none of our independent directors have any relationships with us other than as directors and holders of our common stock, affirmatively determined that seven of our directors are independent directors under NYSE rules. Our independent directors are Mark Abrams, Gerard Creagh, Kevin G. Chavers, Sandra Bell, Susan Mills, Brian P. Reilly, and Debra W. Still. Phillip J. Kardis II is not considered independent because he is an employee of the Company.

Board Effectiveness, Self-Evaluations and Refreshment

The Board of Directors and committee refreshment and succession planning process is designed to ensure that the Board of Directors and each committee are comprised of highly qualified directors, with the independence, diversity, skills and perspectives to provide strong and effective oversight. The Board, led by the nominating and corporate governance committee, annually evaluates the composition of the Board and each Committee, and evaluates individual directors to ensure a continued match of their skill sets and tenure against the needs of the Company. In 2021, the nominating and corporate governance committee initiated a Board of Directors search process to identify and vet potential director candidates, and pursuant to such process, the Board of Directors, together with the committee, identified key skills and qualities the Board is seeking in new directors. Following a broad search, two directors were identified and elected to the Board in 2021. As an extension of that process, Susan Mills was identified as a potential Director nominee by management in 2023. Ms. Mills was evaluated for key skills and qualities the Board had earlier identified and against other standards set forth in the Company’s Corporate Governance Guidelines. As a result of this process, the Board elected Ms. Mills as a new Independent Director effective November 13, 2023.

The Board of Directors recognizes that a thoughtful and comprehensive Board evaluation process is an integral component of a robust corporate governance framework and an effective Board. Generally, our nominating and corporate governance committee facilitates the annual assessment of the Board of Directors, and each individual director, and then reports to the full Board. Similarly, each committee reviews the results of its assessment to determine whether any changes need to be made to the committee or its procedures. In addition to the formal evaluation processes conducted on an annual basis, directors share perspectives, feedback, and suggestions year-round.

Additional Governance Features

Stock Ownership Guidelines

We believe that each director should have a substantial personal investment in our company. We have adopted stock ownership requirements in our Corporate Governance Guidelines whereby each non-employee director is prohibited from selling or otherwise transferring vested equity awards during his or her term as a director until the aggregate value of all of his or her stock holdings in our Company exceeds 3x the cash portion of such director’s annual base retainer fee.

In addition, each of our named executive officers is subject to a stock ownership and retention requirement. Shares of our stock received from equity awards, after taxes, must be held by the executive until a stated level of ownership is achieved, measured as a multiple of salary―5x for our CEO and 3x for the other named executive officers. Once this required minimum ownership level has been achieved, the named executive officer must continue to maintain that minimum ownership level until six months after termination of employment.

Our Board of Directors believes that these stock ownership and retention requirements further align the interests of the members of our Board of Directors and our named executive officers with the long-term interests of our stockholders by requiring a meaningful portion of compensation to be held as shares of our common stock.

Anti-Hedging/Pledging Policy

Our Corporate Governance Guidelines prohibit all directors, employees and officers from engaging in any hedging transactions with respect to shares of our common stock, including, without limitation, options, short sales, puts, calls, derivative actions such as forwards, futures or swaps. The policy applies to all shares owned by the individual, whether acquired through our equity award programs, open market acquisitions, or otherwise. The policy also prohibits Company’s executive officers and directors from holding Company securities in a margin account or pledging Company securities as collateral for a loan. The Company’s Insider Trading Policy includes similar prohibitions on hedging transactions, the use of margin accounts and the pledging of Company securities.

Reporting Concerns Policy

As part of our commitment to transparency and ethical behavior, we have adopted a reporting concerns policy and have made a third- party managed hotline available. The reporting concerns policy establishes policies and procedures for submission of suspected violations, receipt, retention and treatment of such potential violations, and the protection of individuals reporting suspected violations from retaliatory actions. Reports received are then referred to the chairperson of the audit committee, and for any complaints that pertain to subjects outside of the responsibility of the audit committee, the Company’s Chief Legal Officer, who is then responsible for managing follow-up actions and managing an investigation as required, depending on the nature and complexity of the complaint. The identity of reporting employees is kept confidential unless disclosure is required by law.

Code of Business Conduct and Ethics; Related Party Transaction Policy

We have adopted a Code of Business Conduct and Ethics (the “Code”), which sets forth the basic principles and guidelines for resolving various legal and ethical questions that may arise in the workplace and in the conduct of our business and was adopted within the meaning of Item 406(b) of Regulation S- K. The Code is applicable to all our employees, including named executive officers and other officers, and directors.

Our Code requires all of our personnel to be scrupulous in avoiding an actual or apparent conflict of interest regarding our interests. The Code prohibits us from entering a business relationship with an immediate family member or with a company in which the employee or immediate family member has a substantial financial interest unless such relationship is disclosed to and approved in advance by our Board of Directors. The Code is intended to work in conjunction our other policies, including our Related Party Transactions Policy, which is described under “Certain Relationships and Related Transactions.”

Each of our directors and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they or their immediate family members had or will have a direct or indirect material interest with respect to us. We review these questionnaires and, if we determine it is necessary, discuss any reported transactions with the entire Board of Directors. Transactions that are subject to the Related Party Transactions Policy are reported to our audit committee, as described under “Certain Relationships and Related Transactions.”

If we make any substantive amendments to the Code or grant any waiver, including any implicit waiver, we intend to disclose these events on our website.

Corporate Governance Guidelines; the Retirement Policy

We have adopted Corporate Governance Guidelines, which, in conjunction with the charters and key practices of and policies adopted by our Board of Directors and its committees, provide the framework for the governance of the Company. The Corporate Governance Guidelines provide that no individual may stand for election to the Board beginning in the calendar year in which such individual had or will have his or her 75th birthday.

Where You Can Find These Documents

Our Code of Business Conduct and Ethics, reporting concerns policy, and our Corporate Governance Guidelines are available on our website at www.chimerareit.com. We will provide copies of these documents free of charge to any stockholder who sends a written request to Investor Relations, Chimera Investment Corporation, 630 Fifth Avenue, Suite 2400, New York, New York 10111.

Environmental, Social and Governance Initiatives and Board Oversight

At Chimera, we have always believed that doing the “right thing” is not only good corporate citizenship, but that it is also good for business. We believe that positive social impact can be the foundation of a profitable investment opportunity, rather than a detractor from financial returns.

The set forth committee charters and the Corporate Governance Guidelines reflect the oversight and other responsibilities of our Board of Directors and its committees related to our Environmental, Social and Corporate Governance (“ESG”) practices. More specifically, the full Board of Directors is currently responsible for (i) reviewing and evaluating ESG-related plans and practices, (ii) reviewing current ESG trends, discussing such matters with management and communicating to management the impact on the Company and its stakeholders, (iii) overseeing the development and use of tailored ESG-specific measurements, and tracking metrics, and (iv) reviewing the Company’s external ESG-specific communications. In addition, under their respective charters, the compensation committee has specific responsibilities related to our human capital management and the nominating and corporate governance committee has specific responsibilities related to diversity, equity and inclusion. With respect to any ESG matters discussed at the committee level in the first instance, key information is reported out to the full Board of Directors on a regular basis.

Environmental Initiatives

As a small enterprise, our energy consumption and carbon footprint is relatively limited. However, we aim to reduce our environmental impact in several ways. For example, we are mindful of the environmental impact of business travel and encourage the reduction of air travel in favor of videoconferencing when appropriate. We offer hybrid working arrangements and a commuter program to reduce single-car travel and increase the use of public transportation. As an investment company with fewer than 40 employees, our energy consumption is relatively modest. Our headquarters in New York City is located in a Leadership in Energy and Environmental Design (“LEED”) Silver certified building, resulting in efficient energy usage. We will continue to seek financially responsible opportunities to reduce our carbon footprint and lower our energy usage, while prioritizing our business performance.

Lastly, as an investor relying on the financial performance of physical real estate assets, our financial performance may be subject to risks posed by increasingly frequent extreme weather events. We will seek to identify our exposure (particularly to assets in flood zones), consider potential losses given climate events, and incorporate climate change considerations into our long-term planning and business analysis.

Human Capital

We believe that our employees are one of our greatest resources and critical to the success of our organization. To that end, we focus on attracting, developing and retaining key personnel. We believe our management team has the experience necessary to effectively implement our growth strategy and continue to drive shareholder value, but also believe that management must have the right personnel working with them to accomplish these goals. Therefore, we provide competitive compensation and benefits to attract and retain key personnel at both the management and non-management levels, while also providing a safe, inclusive and respectful workplace. We continue to have a focus on diversity initiatives. We offer internal training programs on financial markets, business ethics, government regulatory rules and other topics. We encourage personnel to attend industry sponsored or other conferences and have a tuition reimbursement program to help personnel to further develop their skills and to stay current on evolving trends impacting our industry.

We focus on attracting and retaining employees by providing compensation and benefits packages that are competitive within the applicable market, taking into account the job position’s location and responsibilities. We provide competitive financial benefits such as a 401(k) retirement plan with a company match and offer a comprehensive healthcare benefit plan and other tools to support our employees’ health and well-being. We also generally grant awards of restricted stock units on an annual basis to nearly all of our employees. We have a matching gift program to encourage personnel to be charitable and to support 501(c)(3) organizations. We believe that diversity and inclusion are conducive to a stronger workplace and better decision making.

We also understand that successful employee engagement, diversity, and inclusion in the workforce assists in attracting the best talent and contributes to a stronger business and better decision making. Our employees, including the diversity and inclusion of our employees, are intrinsic to our operations and success.

Governance

We are committed to operating our business in accordance with the highest moral, legal and ethical standards, as set forth in our Code of Business Conduct and Ethics and other key policies. Just as we are stewards of the environment and bear social responsibilities to our employees and communities, we are fiduciaries to our stockholders. To that end, we have implemented policies, procedures and best practices as discussed elsewhere in this proxy statement.

Board Meetings and Committees

Our Board of Directors meets regularly throughout the year. During 2023, there were 22 meetings of the Board of Directors. Our Corporate Governance Guidelines require that any director serving as a chief executive should not serve on more than two boards of public companies in addition to our Board of Directors. Moreover, other directors should not serve on more than four other boards of public companies in addition to our Board of Directors. Our Corporate Governance Guidelines further require that the Board have at least two regularly scheduled meetings each year for our independent directors. These meetings, which are designed to promote unfettered discussions among our independent directors, are presided over by the Chairman of the Board. During 2023, our independent directors had 12 meetings. In 2023, all directors attended at least 75% of the aggregate meetings of (i) our Board of Directors and (ii) the committees of which they were members, in each case that were held during such director’s term of service in 2023.

Our Board of Directors has the following four standing committees, each of which is comprised solely of independent directors: a compensation committee, an audit committee, a nominating and corporate governance committee, and a risk committee. The table below provides current membership and meeting information for 2023 for each of these committees.

Name	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee	Risk Committee
Mark Abrams			X	X
Sandra Bell		X		X
Kevin G. Chavers	X			X*
Gerard Creagh**	X*	X	X
Susan Mills			X	X
Brian P. Reilly		X*		X
Debra W. Still	X		X*
Total Meetings in 2023	13	6	4	6

*Committee Chair

** Ms. Mills was elected to the Board and appointed to each of the Nominating and Corporate Governance Committee and the Risk Committee on November 13, 2023.

The functions performed by these standing committees are summarized below and are set forth in more detail in their charters. The complete text of the charters for each standing committee can be found on our website at www.chimerareit.com under “Corporate Governance – Governance Documents – Committee Charters.”

Compensation Committee

Our Board of Directors has established a compensation committee, which is currently composed of three of our independent directors, Messrs. Chavers and Creagh and Ms. Still. Mr. Creagh chairs the compensation committee, whose principal functions are to:

●	evaluate the performance of and determine the compensation for the Company’s executive officers;
●	review and recommend to the independent directors for approval the compensation of the Company’s Chief Executive Officer (the “CEO”);
●	oversee, as and to the extent described herein, the type, design, implementation, administration, interpretation and amendment of the Company’s compensation plans, policies and programs;
●	recommend to the Board compensation for independent directors; and
●	produce annual reports on compensation for inclusion in the Company’s proxy statement and prepare any report relating to compensation required by the rules and regulations of the SEC.

For a discussion of the governance of our executive compensation, see “Compensation Discussion and Analysis – Governance of Our Executive Compensation Program.”

Our Board of Directors has determined that all directors serving on the compensation committee are independent members of the compensation committee under the current NYSE independence requirements and SEC rules.

For additional information on the compensation committee, please see “Compensation Committee Report” below.

Audit Committee

Our Board of Directors has established an audit committee, which is currently composed of three of our independent directors, Messrs. Creagh and Reilly and Ms. Bell. Mr. Reilly chairs the audit committee. Our Board of Directors has determined that each of Mr. Reilly and Ms. Bell is an audit committee financial expert, as that term is defined by the SEC. Each of the members of the audit committee is “financially literate” under the rules of the NYSE. The committee assists the Board of Directors in overseeing:

●	the integrity of the Company’s financial statements;
●	the Company’s compliance with legal and regulatory requirements;
●	the independent registered public accounting firm’s qualifications and independence;
●	the performance of the Company’s system of disclosure controls and procedures and internal audit function and independent registered public accounting firm; and
●	the annual preparation of the audit committee report to be included in the Company’s proxy statement as required by the rules of the SEC.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Our Board of Directors has determined that all directors serving on the audit committee are independent members of the audit committee under the current NYSE independence requirements and SEC rules. The activities of the audit committee are described in greater detail below under the caption “Report of the Audit Committee.”

Nominating and Corporate Governance Committee

Our Board of Directors has established a nominating and corporate governance committee, which is composed of four of our independent directors, Messrs. Abrams and Creagh and Mss. Mills and Still. Ms. Still chairs the nominating and corporate governance committee, which is responsible for seeking, considering, and recommending to the Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the Board of Directors for adoption the nominating and corporate governance committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the Board and our corporate governance, and it annually recommends to the Board of Directors nominees for each committee of the Board of Directors. In addition, the nominating and corporate governance committee annually facilitates the assessment of the Board of Directors’, and each individual director’s, performance, and then reports thereon to the full Board of Directors. The nominating and corporate governance committee is also tasked with developing and implementing a diversity and inclusion strategy for the Board of Directors, its committees and the Company as a whole, and, from time to time, with reviewing and assessing the Company’s diversity, equity and inclusion programs and efforts, including the determination of goals and evaluation of the progress towards such goals.

Our Board of Directors has determined that all directors serving on the nominating and corporate governance committee are independent members of the nominating and corporate governance committee under the current NYSE independence requirements and SEC rules.

Our nominating and corporate governance committee currently considers the following factors in making its nominee recommendations to the Board of Directors: background, skills, expertise, diversity, accessibility, and availability to serve effectively on the Board of Directors. In addition, the Company endeavors to have a diverse Board of Directors representing a range of experiences in areas that are relevant to the Company’s business and the needs of the Board of Directors from time-to-time, and, as part of the search process, our nominating and corporate governance committee will consider highly qualified candidates, including women and minorities, and take into consideration other aspects of maintaining a diverse Board of Directors. Our nominating and corporate governance committee also conducts inquiries into the background and qualifications of potential candidates. The nominating and corporate governance committee will consider nominees recommended by our stockholders. These recommendations should be submitted in writing to our Corporate Secretary in accordance with the procedures described herein under “—Communications with the Board of Directors” and “Additional Matters—Stockholder Proposals.”

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating nominees for directors. Our nominating and corporate governance committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, our nominating and corporate governance committee considers various potential candidates for director. Candidates may come to the attention of our nominating and corporate governance committee through current members of our Board of Directors, professional search firms, stockholders, or other persons. These candidates are evaluated at regular or special meetings of our nominating and corporate governance committee and may be considered at any point during the year. See “–Corporate Governance– Board Effectiveness, Self-Evaluations and Refreshment” for further information about the process by which one director was identified and elected during 2023. As described above, our nominating and corporate governance committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. Following verification of the stockholder status of persons recommending candidates, recommendations are aggregated and considered by our nominating and corporate governance committee at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to our nominating and corporate governance committee. Our nominating and corporate governance committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not recommended by a stockholder. In evaluating such nominations, our nominating and corporate governance committee seeks to achieve a balance of knowledge, experience, and capability on the Board of Directors.

Risk Committee

Our Board of Directors has established a risk committee, which is composed of five of our independent directors, Messrs. Abrams, Chavers and Reilly and Mss. Mills and Bell. Mr. Chavers chairs the risk committee. The risk committee assists the Board in the oversight of our risk governance structure; our risk management and risk assessment guidelines and policies regarding market, credit and liquidity and funding risk; our risk tolerance, including risk tolerance levels and capital targets and limits; and our capital, liquidity and funding, operational, regulatory, tax and legal risk.

Communications with the Board of Directors

Interested persons may communicate their complaints or concerns by sending written communications to the Board of Directors, committees of the Board of Directors, the non-management directors, and individual directors by mailing those communications to:

Chimera Investment Corporation

Applicable Addressee*

630 Fifth Avenue, Suite 2400

New York, NY 10111

Phone: (888) 895-6557

Email: investor@chimerareit.com

Attention: Investor Relations

*Audit Committee of the Board of Directors

*Compensation Committee of the Board of Directors

*Nominating and Corporate Governance Committee of the Board of Directors

*Risk Committee of the Board of Directors

*Non-Management Directors

*Name of Individual Director

These communications are sent by us directly to the specified addressee.

We require each member of the Board of Directors to attend our annual meeting of stockholders except for absences due to causes beyond the reasonable control of the director. All directors then serving on our Board of Directors attended our 2023 annual meeting of stockholders.

MANAGEMENT

The following sets forth certain information with respect to our executive officers:

Name	Age*	Title
Phillip J. Kardis II	62	President, Chief Executive Officer and Director
Subramaniam Viswanathan	52	Chief Financial Officer
Dan Thakkar	53	Chief Investment Officer
Miyun Sung	49	Chief Legal Officer & Corporate Secretary

* as of June 5, 2024

Biographical information for Mr. Kardis is provided above under “Proposal 1—Election of Directors.” Certain biographical information for Messrs. Viswanathan and Mr. Thakkar and Ms. Sung is set forth below.

Subramaniam Viswanathan is our Chief Financial Officer. Prior to becoming our Chief Financial Officer in July 2021, Mr. Viswanathan served as the Managing Director, Chief Operating Officer – Global Mortgages and Securitized Products since 2012 and served in other roles at Bank of America Merrill Lynch since 2007. Mr. Viswanathan previously served as the Senior Vice President, Business Area Controller – Cash and Synthetic CDOs, Securitization and Correlation Desks at Citigroup, Corporate and Investment Banking. Mr. Viswanathan earned his degree in economics from the University of Madras in Chennai, India and his MBA from University of Hartford.

Dan Thakkar is our Chief Investment Officer. Prior to becoming Co-Chief Investment Officer in December 2022 (and subsequently our Chief Investment Officer in March 2024), Mr. Thakkar served as the Company’s Chief Risk Officer starting in December 2020. Prior to joining the Company, Mr. Thakkar headed the Fixed Income Trading Desk at Genworth Financial from 2012 to 2020, where he was responsible for overseeing Trading for IG Corporates, High-Yield, Municipals, Emerging Markets and Structured Product Sectors, including RMBS, ABS, CMBS and CLOs. Prior to this job, Mr. Thakkar headed Trading for Genworth’s Structured Portfolio from 2008 to 2012 that included RMBS, CMBS and ABS. Prior to Genworth, Mr. Thakkar was with Hyperion Brookfield Asset Management for from 2005 to 2008, one of the original asset managers of residential mortgage-backed security funds, where he traded RMBS and managed a Mortgage REIT fund. Mr. Thakkar also spent nine years at MetLife, where he was an Agency and Non-Agency RMBS trader. Prior to that job, he traded Government and Agency Debt, and had stints at Portfolio and Risk Management units within MetLife.

Mr. Thakkar has his BA in Accounting from the University of Delhi and MBA from University of Hartford. Mr. Thakkar received his CFA charter in 2001. Mr. Thakkar also completed the Global Leadership Program from the Tuck School of Business at Dartmouth in 2019.

Miyun Sung is our Chief Legal Officer and Corporate Secretary. Prior to joining the Company in November 2023, Ms. Sung was Senior Vice President, Chief Legal Officer and Secretary of Urstadt Biddle Properties Inc., a NYSE-listed real estate investment trust (REIT) that owned and operated retail shopping centers. She was with Urstadt Biddle Properties from May 2016 until August 2023 when the company merged with Regency Centers Corporation, a Nasdaq-listed REIT, in a stock-for-stock merger. From August to September 2023, Ms. Sung provided advisory services to the newly merged company on transition matters. Earlier in her career, Ms. Sung’s roles included Vice President, Corporate Counsel & Secretary at Finjan Holdings Inc., a Nasdaq-listed cybersecurity company, Counsel at Hogan Lovells LLP, a Washington D.C.-based law firm, and Senior Counsel at MicroStrategy, a Nasdaq-listed business intelligence software company. Ms. Sung received a BA in Government from Cornell University in 1997 and a JD from Harvard Law School in 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CHIMERA

The following table sets forth certain information relating to the beneficial ownership of our common stock by (i) each of our named executive officers and directors, (ii) all our executive officers and directors as a group, and (iii) all persons that we believe beneficially own more than 5% of our outstanding common stock. Knowledge of the beneficial ownership of our common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as otherwise indicated, the information is as of March 31, 2024 and, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder. Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Except as otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 630 Fifth Avenue, Suite 2400, New York, New York 10111.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Phillip J. Kardis II	901,542	*
Subramaniam Viswanathan	301,728	*
Dan Thakkar	216,322	*
Miyun Sung	39,065	*
Mark Abrams	129,944	*
Gerard Creagh	295,348	*
Kevin G. Chavers	48,135	*
Sandra Bell	42,648	*
Debra W. Still	78,735	*
Brian P. Reilly	162,237	*
Susan Mills	12,479	*
All Directors and Officers as a Group (11 persons)	2,189,118	*
Vanguard Group Inc. (2)	22,647,811	9.38%
BlackRock, Inc. (3)	20,893,980	8.66%
Thornburg Investment Management Inc (4)	14,857,969	6.16

* Less than 1 percent.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days of the date on which it is calculated. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. For Mr. Creagh the amount of beneficial ownership includes 122,400 deferred stock units (“DSUs”) that have vested and for Mr. Reilly it includes 131,561 DSUs that have vested, and which in each case could be acquired by such director within 60 days of the date of this table. For officers, the amount of beneficial ownership does not include DSUs that have vested and credited to their accounts pursuant to deferrals made under the terms of our Stock Award Deferral Program, described below under “Nonqualified Deferred Compensation.” These DSUs do not have voting rights and the officers do not have the right to receive such DSUs within 60 days of March 31, 2024. As of March 31, 2024, the following officers and directors have the following aggregate amounts of vested DSUs credited to their respective accounts, which are not included in the amount of their respective beneficial ownership in the table above:

Name	DSUs
Phillip J. Kardis II	297,951
Subramaniam Viswanathan	57,760
Dan Thakkar	33,202
(2)	The address for the stockholder is 100 Vanguard Blvd., Malvern, PA 19355. The shares shown as beneficially owned by The Vanguard Group, Inc. reflect shares owned on its own behalf. The Vanguard Group, Inc. reported beneficially owning 22,647,811 shares of common stock having sole voting power over zero shares, shared voting power over 146,364 shares, sole dispositive power over 22,266,061 shares and shared dispositive power over 381,750 shares. Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group Inc. on February 13, 2024.
(3)	The address for this stockholder is 50 Hudson Yards, New York, NY 10001. The shares shown as beneficially owned by BlackRock, Inc. reflect shares owned on its own behalf and on behalf of the following subsidiaries: BlackRock Life Limited; Aperio Group, LLC; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock Fund Managers Ltd. BlackRock, Inc. reported beneficially owning 20,893,980 shares of common stock with sole voting power over 20,403,325 shares, shared voting power over zero shares, sole dispositive power over 20,893,980 shares and shared dispositive power over zero shares. Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. on January 24, 2024.
(4)	The address for the stockholder is 2300 North Ridgetop Road, Santa Fe, NM 87506. The shares shown as beneficially owned by Thornburg Investment Management Inc. reflect shares owned on its own behalf. Thornburg Investment Management Inc. reported beneficially owning 14,857,969 shares of common stock with sole voting power over 14,857,969 shares, shared voting power over zero shares, sole dispositive power over 14,857,969 shares and shared dispositive power over zero shares. Based solely on information contained in a Schedule 13G/A filed by Thornburg Investment Management Inc on February 9, 2024.

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the compensation committee’s approach in deciding 2023 compensation for our named executive officers.

Our named executive officers for 2023 are the following:

Name	Age*	Title (as of last day of 2023)
Phillip J. Kardis II(1)	62	Chief Executive Officer and Director
Subramaniam Viswanathan	52	Chief Financial Officer
Choudhary Yarlagadda(1)	61	President, Chief Operating Officer, Co-Chief Investment Officer and Director
Sudhanshu “Dan” Thakkar(1)	53	Co-Chief Investment Officer
Miyun Sung	49	Chief Legal Officer and Corporate Secretary

*as of June 5, 2024

(1) Mr. Yarlagadda served as our President, Chief Operating Officer, Co-Chief Investment Officer and Director until March 15, 2024. On March 18, 2024, Mr. Kardis was appointed President, which is in addition to his existing positions as Chief Executive Officer and Director, and Mr. Thakkar was appointed Chief Investment Officer.

We have divided the discussion of the key features of our executive compensation program into four parts:

1. Overview

2. Key Design Features and 2023 Actions

3. Governance

4. Other Features and Policies

Overview

Employment Agreements in Effect During 2023

On March 24, 2023, we entered into one-year employment agreements with each named executive officer effective January 1, 2023, other than Ms. Sung, who entered into an employment agreement with the Company that became effective on November 9, 2023, in connection with her initial employment with the Company (the “Sung Employment Agreement” and together with the other named executive officers’ employment agreements, the “2023 Employment Agreements”).

The 2023 Employment Agreements were part of the ongoing efforts of the Board and compensation committee to explore and implement mechanisms to align senior executive compensation with our long-term performance and the interests of our stockholders. The compensation committee worked with the Company’s independent compensation consultant to make several changes to how we compensate our named executive officers that were responsive to our Say-on-Pay vote in 2022 and in the ongoing best interests of our stockholders, in light of the evolving business environment and strategic direction of the Company. Accordingly, the pay mix in our 2023 Employment Agreements includes a significant focus on variable incentive compensation opportunities intended to directly link the amount of total direct compensation received by each named executive officer to Company performance over one- and three-year periods. Compared to the prior employment agreements for the named executive officers, the 2023 Employment Agreements place a greater emphasis on equity-based variable pay and incorporate different incentive design provisions, including the following:

●	One-year, rather than three-year, employment agreement terms;
●	A compensation mix which is more heavily weighted toward stock-based compensation with the average percentage of target long-term incentive based stock awards increasing from 32% to 50% of total compensation of the named executive officers year-over-year;
●	A maximum multiple for the annual cash incentive (also referred to as an annual cash bonus), which has been reduced from 250% to 200% of the target;
●	A new metric of total shareholder return has been added for the 2023 annual cash bonus;
●	A portion of the annual cash bonus will be based on individual performance of the named executive officers, as determined by the Board; and
●	A new metric of total shareholder return based on a three-year measurement period was added for the performance share units (“PSUs”) granted in 2023.

The key performance metrics as defined in the 2023 Employment Agreement are as follows:

●	Company ROE and Relative ROE — Company ROE means (i) Company Return for the Annual Cash Bonus Measurement Period, divided by (ii) Company average equity for the four quarters beginning on October 1, 2022 and ending on September 30, 2023 (the “Annual Cash Bonus Measurement Period”). Relative ROE means Company ROE as such amount stands in relation to the return on average equity (determined in the same way that the Company ROE is determined) for the Annual Cash Bonus Measurement Period of the entities (other than the Company) included in the iShares Mortgage Real Estate ETF Group. Company Return means, for purposes of calculating Company ROE, the Company’s net income as determined in accordance with GAAP and shown on the Company’s quarterly and annual financial statements as filed with the Securities and Exchange Commission, but excluding non-cash, non-operating expense items such as depreciation expense, amortization of goodwill and other non-cash, non-operating expense items as determined by the compensation committee in its sole discretion for the Annual Cash Bonus Measurement Period. For the avoidance of doubt, any realized and/or unrealized gains or losses from hedging instruments are not excluded from the calculation of Company Return.[1]

●	Company TSR and Relative TSR — Company TSR means for the Annual Cash Bonus Measurement Period or a 3-year period from October 1, 2022 to September 30, 2025 (the “LTI Measurement Period”), as applicable, the percentage change in the value of a share of the Company’s common stock from the closing price on the last trading day before the beginning of the applicable measurement period to the closing price on the last trading day of the applicable measurement period (plus common stock dividends paid during the applicable measurement period, assuming immediate reinvestment of such dividends in additional common shares), as determined by the compensation committee in its sole discretion. Relative TSR means the Company TSR as such amount stands in relation to the total shareholder return (determined in the same way that the Company TSR is determined) for the Annual Cash Bonus Measurement Period or LTI Measurement Period, as applicable, of the entities (other than the Company) included in the iShares Mortgage Real Estate ETF Group, as determined by the compensation committee in its sole discretion.

1 See Appendix I for additional information on the calculation of ROE in relation to GAAP reported results.

●	Company Economic Return and Relative Economic Return – Company Economic Return means (x) the Company’s change in book value per share (“BVPS”), plus (y) common stock dividends, for the LTI Measurement Period. Relative Economic Return means (i) the Company Economic Return for the LTI Measurement Period, divided by (ii) BVPS at the beginning of the LTI Measurement Period, as such amount stands in relation to the economic return (measured in the same way that the Company Economic Return is measured) during the LTI Measurement Period of the entities in the iShares Mortgage Real Estate ETF Group.

●	iShares Mortgage Real Estate ETF Group — The iShares Mortgage Real Estate ETF Group means the entities (other than the Company) included in the iShares Mortgage Real Estate ETF as of the beginning of the Annual Cash Bonus Measurement Period or LTI Measurement Period, as applicable. Any entity (other than the Company) that ceases to be included in the iShares Mortgage Real Estate ETF during the Annual Cash Bonus Measurement Period or LTI Measurement Period, as applicable, is treated as performing at the lowest level in the iShares Mortgage Real Estate ETF Group for such Annual Cash Bonus Measurement Period or LTI Measurement Period, as applicable.

The 2023 Employment Agreements for the named executive officers (other than for Ms. Sung with respect to the remaining portion of 2023) provide that the incentive compensation opportunity has variable components based on the key performance metrics defined above, including:

●	annual cash bonuses with payouts ranging from 0% to 200% of the applicable target amount, which payout is based:
▪	35% on Relative ROE performance, subject to adjustment based on Company ROE, with cap based on the Company’s ROE performance for the Annual Cash Bonus Measurement Period,
▪	35% on Relative TSR performance with cap based on the Company’s TSR performance for the Annual Cash Bonus Measurement Period, and
▪	30% based on achievement of the strategic goals by each named executive officer during the 2023 calendar year; and
●	long-term incentives,
▪	50% of which is in the form of an RSU award that vests ratably over 3 years, and
▪	50% of which is in the form of a PSU award that cliff vests in 3 years based on performance over the LTI Measurement Period with payouts ranging from 0% to 200% of the target for three-year PSU awards, based 50% on Relative Economic Return, with cap based on the Company’s Economic Return for the LTI Measurement Period, and 50% on Relative TSR, with cap based on the Company’s TSR for the LTI Measurement Period; and
●	to the extent earned, is delivered in a balanced mix of cash and equity awards that include additional vesting requirements, to further encourage retention and alignment of executive officer interests with the long-term interests of our stockholders.

Because Ms. Sung joined the Company in November 2023, she received a base salary and a fixed annual bonus based on the number of days she was employed by the Company in 2023. Starting in 2024, Ms. Sung, consistent with the other named executive officers, will receive compensation in the form of salary plus an incentive award opportunity determined each year ranging from 0% to 200% of the target depending on the performance goal and actual performance result.

2023 Performance Highlights

We continued to work throughout the year on the liability side of our balance sheet to enhance liquidity and strengthen our cash position. In addition, we were able to continue to conduct our business, closing a number of securitizations and adding in hedges to protect against raising interest rates. As a result of these efforts, we were able to accomplish the following:

●	Acquired $1.4 billion of residential mortgage loans, including seasoned reperforming loans, investor loans and business purpose loans.
●	Completed eight securitizations totaling $2.6 billion, including two rated investor loan securitizations totaling $475 million, four reperforming mortgage loan securitizations totaling $1.9 billion and two non-performing mortgage loan securitizations totaling $201 million.
●	Company ROE for the 2023 performance period was 13.2%.
●	Repurchased approximately $33 million of our common stock.
●	Continued to refinance our debt and maintained a low GAAP debt-to-equity ratio of 4.0:1 and decreased our recourse leverage from 1.3:1 as of December 31, 2022 to 1.0:1 as of December 31, 2023.

●	Raised approximately $74 million through our ATM offering.
●	Executed $2.5 billion in hedges during 2023, hedging approximately 58% of the Company’s floating rate liabilities.

2023 Compensation Highlights

Compensation decisions by the compensation committee for 2023 demonstrate the link between the compensation opportunities for our named executive officers and performance for our stockholders, consistent with the design contemplated by the 2023 Employment Agreements for the named executive officers, other than Ms. Sung who joined in November 2023:

●	for 2023 annual cash bonuses, our ROE (carrying 35% of the weighting) for the Annual Cash Bonus Measurement Period was 13.2%, which placed us 5th across the 32 companies in the iShares Mortgage Real Estate ETF; our Relative TSR (carrying 35% of the weighting) for the Annual Cash Bonus Measurement Period was 21.3%, which placed us 13th across the 32 companies in the iShares Mortgage Real Estate ETF; and combined with achievement of strategic goals by each named executive officer during the 2023 calendar year carrying 30% of the weighting, resulting in 2023 annual cash bonuses being awarded to the named executive officers ranging from 133.95% to 148.95% of the target;
●	the named executive officers received a fixed grant of RSUs in early 2023 vesting ratably over three years.
●	the named executive officers received a grant of PSUs in early 2023 that become earned based on our Relative Economic Return and Relative TSR performance in the LTI Measurement Period; and
●	for the 2021 PSUs, which were earned based on Relative Economic Return for the three-year period beginning October 1, 2020 and ending September 30, 2023 under the NEOs’ prior employment agreements, our Relative Economic Return for that period was at approximately -13.35%, which placed us 13th across the 32 companies included in the iShares Mortgage Real Estate ETF. This performance resulted in shares being issued pursuant to the 2021 PSU award at 62.5% of the target award amount.

Ms. Sung joined the Company as the Chief Legal Officer on November 9, 2023. According to the Sung Employment Agreement, Ms. Sung’s 2023 annual cash bonus was equal to the product of (i) the number of days during the period commencing on November 9, 2023 and ending on December 31, 2023, divided by 365, and (ii) $650,000. Ms. Sung received no long-term incentive compensation for 2023.

Compensation Policies

The compensation committee has established the following compensation policies that we believe are in the best, long-term interests of our stockholders:

What We Do and How We Do It

Provide a majority of compensation in performance-based compensation	For our CEO, 58% of target total direct compensation is performance-based
Pay for performance based on measurable goals for both annual and long-term awards	Use of multiple, balanced measures, focused on ROE and TSR
Balanced mix of cash and stock-based awards tied to annual and long-term performance	Majority of cash incentive compensation is tied to ROE and TSR; stock portion is evenly split between time-based and performance-based vesting on 3-year Relative TSR and Relative Economic Return
Stock ownership and retention policy	5x salary for CEO and 3x salary for all other named executive officers; 100% of shares must be retained until minimum ownership level is met; applies until 6 months after termination of employment
Receive advice from independent compensation consultant	Compensation consultant (Frederic W. Cook & Co.) provides no other services to the Company
Compensation recovery (clawback) policy	Recovery of annual or long-term incentive compensation based on achievement of financial results that were subsequently restated

What We Don’t Do and The Reasons Why

No supplemental executive retirement plans for named executive officers	Consistent with focus on performance-oriented environment
No change in control excise tax gross up	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
No excessive perquisites or severance benefits	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
No single trigger vesting of equity compensation upon a change in control	Per employment agreements, vesting following a change in control requires involuntary termination of employment (double-trigger)
No hedging or pledging transactions permitted	Policy prohibits hedging and pledging transactions, including the purchase of financial instruments designed to hedge/offset any decrease in the market value of our stock

Key Design Features and 2023 Actions

Our named executive officers (other than Ms. Sung), pursuant to their 2023 Employment Agreements, received compensation for 2023 primarily in the form of salary plus an incentive award opportunity determined each year ranging from 0% to 200% of the target depending on the performance goal and actual performance result. Because Ms. Sung joined the Company in November 2023, she received a base salary and a fixed annual bonus based on the number of days she was employed by the Company in 2023. Starting in 2024, Ms. Sung, consistent with the other named executive officers, will receive compensation in the form of salary plus an incentive award opportunity determined each year ranging from 0% to 200% of the target depending on the performance goal and actual performance result. The below discussions of 2023 incentive compensation generally exclude Ms. Sung.

Overview of Elements of Compensation

Each executive’s base salary is fixed during the one-year term of the 2023 Employment Agreement and represents a smaller portion of the total annual compensation, helping us to effectively manage our fixed expenses. The compensation committee periodically reviews base salary levels in light of market practices and changes in responsibilities. The base salary levels in effect for 2023 were as follows:

2023 Base Salary
Name	Amount
Phillip J. Kardis II	$850,000
Subramaniam Viswanathan	$700,000
Choudhary Yarlagadda	$800,000
Dan Thakkar	$500,000
Miyun Sung	$350,000

The 2023 Employment Agreements provided a total target incentive award amount and the weighting among the three components. The compensation committee believes the allocation of incentive compensation opportunities reflected in the 2023 Employment Agreements represented an appropriately balanced approach to providing incentive compensation opportunities. The chart below summarizes the 2023 target incentive award and the three components for each applicable executive, as well as certain post-employment and other benefits, together with a comparison against 2022 compensation components.

Overview of Compensation Elements
Compensation Element	Description 2022	Description 2023*	Objectives & Reasons for Change from 2022
Term (including Sung Employment Agreement)	● 3 years with an automatic extension for 1 year if notice not given	● 1 year with an automatic extension for 1 year if notice not given, with compensation committee discretion to change incentive targets and metrics	● The shorter term provides the compensation committee with greater year-to-year flexibility on compensation decisions
Base Salary (including Sung Employment Agreement)	● Fixed cash compensation for the term of each executive’s employment agreement. ● $500,000-$800,000	● $350,000 to $850,000	● Fixed cash compensation for the term of each executive’s Employment Agreement ● Reflect current market competitive level ● Assists with recruitment, stability and retention
Cash v. Stock Mix	● 73% cash and 27% stock for CEO ● 67%-69% cash for other NEOs	● 48% cash and 52% stock for CEO ● 50% to 52% cash for other NEOs	● Large percentage awarded in stock for increased focus on Company success and alignment with shareholders
Fixed v. Performance Compensation Mix	● 66% of total target compensation based on performance for the CEO ● 61%-63% of total target compensation based on performance for other NEOs	● 58% of total target compensation based on performance for CEO ● 50% to 58% of total target compensation based on performance for other NEOs	● Remain heavily performance-based for both annual cash bonuses and long-term incentive compensation ● Lowered annual cash incentive target contributes to reduction in performance weighting
Annual Cash Incentive	● Target of $1,000,000 to $2,000,000 ● Payout ranges from 0% to 250% of target ● Payout is based on Relative ROE performance

●  Target of $250,000 to $1,750,000

●  Payout ranges from 0% to 200% of target

●  Payout is based 35% on Relative ROE performance with cap based on Company’s ROE performance for the Annual Cash Bonus Measurement Period, 35% on Relative TSR performance with cap based on Company’s TSR performance for the Annual Cash Bonus Measurement Period, and 30% based on achievement of the strategic goals by each named executive officer during the 2023 calendar year

●  Lower target and maximum amounts compared to 2022 levels

●  Adds TSR performance metrics and includes individual performance component to emphasize our focus on pay-for-performance

●  Caps payout at 100% of target if the Company’s ROE and TSR performance is negative for the year

Long-Term Incentives

●  LTI Target: $750,000 to $1,188,000

●  Half of long-term incentive compensation opportunity in the form of an RSU award that vests ratably over 3 years

●  Half of long-term incentive compensation opportunity in the form of a PSU award that cliff vests in 3 years based on performance over a 3-year period

●  PSU payout ranges from 0% to 200% of target

●  LTI Target: $400,000 to $2,800,000

●  Half of long-term incentive compensation opportunity in the form of an RSU award that vests ratably over 3 years

●  Half of long-term incentive opportunity in the form of a PSU award that cliff vests in 3 years based on performance over a 3-year period

●  PSU payout ranges from 0% to 200% of target

●  PSU payout based 50% on Relative Economic Return, with cap based on Company’s Economic Return for the LTI Measurement Period, and 50% on Relative TSR, with cap based on company’s TSR for the LTI Measurement Period

●  Higher LTI target reflects greater focus on long-term incentives

●  Aligns NEO interests with stockholders and encourages retention

●  50% of target remains performance- based, with added performance measure based on TSR

●  Caps payout at 100% of target if the company’s Economic Return and TSR is negative for the 3-year period

Post-Employment Benefits (including Sung Employment Agreement)

●  Employment agreements include severance payments and benefits in case of involuntary termination without cause or termination by executive for good reason

●  Severance amounts at 1.5x salary and cash bonus for termination without cause or with good reason, increasing to 2.0x to 2.25x if the termination is following a change in control

●  No single-trigger vesting of equity awards upon a change in control (if awards are assumed)

●  No 280G or other tax gross-up agreements

●  Employment agreements include severance payments and benefits in case of involuntary termination (without cause or with good reason)

●  Severance amounts are not excessive (generally, 1.0-2.25x salary and cash bonus, even in connection with a termination following a change in control)

●  No single-trigger vesting of equity awards upon a change in control (if awards are assumed)

●  No 280G or other tax gross-ups agreements

●  Per negotiated employment agreements

●  Market-competitive practice to limit executive risk of involuntary termination without cause, and encourages stable management team

●  Change in control provisions ensure that management will be able to fairly assess potential transactions

●  Competitive with peer companies

●  Assists with recruitment and retention

Other Benefits (including Sung Employment Agreement)	● 401(k), health care and life insurance programs, same as other non-executive employees ● No executive perquisites	● 401(k), health care and life insurance programs, same as other non-executive employees ● No executive perquisites	● Aligns NEO interests with other non- executive employees

*Information in the table above for the 2023 calendar year includes the employment agreement for Ms. Sung, who joined the Company on November 9, 2023.

2023 Incentive Compensation Decisions

General. The compensation design reflected in the 2023 Employment Agreements weighs compensation opportunities heavily towards variable, performance-based awards in a mix of cash and stock balanced by annual and multi-year performance goals. The compensation committee believes that the incentive compensation design reflected in the 2023 Employment Agreements was appropriately tied to our business strategy and encouraged our management team to pursue strategies intended to deliver efficient earnings against our capital base and strong stockholder returns.

Unless otherwise noted, the discussion in this section does not apply to Ms. Sung’s incentive compensation for 2023.

The 2023 compensation design for named executive officers included an incentive award opportunity broken into three key components:

•	an annual cash bonus payable in cash ranging from 0% to 200% of the target, which payout is based 35% on Relative ROE performance with cap based on Company’s ROE performance for the Annual Cash Bonus Measurement Period, 35% on Relative TSR performance with cap based on Company’s TSR performance for the Annual Cash Bonus Measurement Period, and 30% based on achievement of the strategic goals by each named executive officer during the 2023 calendar year;
•	50% of the long-term incentive bonus granted in early 2023 as an award of fixed amount of RSUs vesting ratably over three years, and
•	50% of the long-term incentive bonus granted in early 2023 as a PSU award that becomes earned based 50% on Relative Economic Return, with cap based on Company Economic Return for the LTI Measurement Period, and 50% on Relative TSR, with cap based on company’s TSR for the LTI Measurement Period, ranging from 0% to 200% of target.

Relative ROE and Relative TSR are key financial measures for us because, as a mortgage REIT, we are focused on generating earnings efficiently against our capital base and returning those earnings to our stockholders, primarily in the form of dividends. Providing RSUs and PSUs as part of our compensation mix encourages retention and aligns the interests of the named executive officers with the long-term interests of our stockholders.

The 2023 Employment Agreements provided a total target incentive award amount and the weighting among the three components for each named executive officer. The following chart and discussion summarize the 2023 target incentive award and the three components for our named executive officers.

2023 Incentive Compensation Targets per Employment Agreements
Name	2023 Annual Cash Bonus	Fixed LTI Bonus (RSU award)	LTI Bonus (PSU award)	Total target Incentive award*
Phillip J. Kardis II	$1,750,000	$1,400,000	$1,400,000	$4,550,000
Subramaniam Viswanathan	$750,000	$650,000	$650,000	$2,050,000
Choudhary Yarlagadda	$1,600,000	$1,200,000	$1,200,000	$4,000,000
Dan Thakkar	$500,000	$500,000	$500,000	$1,500,000

*The total target incentive award is subject to review and potential adjustment by the compensation committee.

2023 Annual Cash Bonus. The amount of the annual cash bonus for 2023 was determined based 35% on Relative ROE performance with cap based on Company’s ROE performance for the Annual Cash Bonus Measurement Period, 35% on Relative TSR performance with cap based on Company’s TSR performance for the Annual Cash Bonus Measurement Period, and 30% based on achievement of the strategic goals by each named executive officer during the 2023 calendar year.

The annual cash bonus earned for the year is payable in cash between December 1, 2023 and January 30, 2024. We use the four quarters starting in the fourth quarter of the prior year and through the third quarter of the most recent year in order to timely settle annual cash bonuses, as we would not be able to meet our January 30 deadline if we used the full calendar year.

Relative ROE Performance (35% of weighting) over Annual Cash Bonus Measurement Period. The following chart summarizes the ROE performance goals and results for 2023:

	Percentage of the ROE
Relative ROE	Component Payable
Less than Threshold	0%	2023 ROE Result 13.2% 87th Percentile
50th Percentile	100%
75th Percentile	150%
100th Percentile	200%

In accordance with the 2023 Employment Agreements, the Threshold was set at the lesser of (x) the average of the weekly 2-year Treasury note rates published in the US. Reserve H.15 Report for the 52 weeks in the Annual Cash Bonus Measurement Period plus 100 basis points or (y) the 25th percentile of Relative ROE. The percentage of target payable for Relative ROE achieved between the percentiles set forth in the above table (if performance is above the Threshold) is determined by linear interpolation. If the achieved Relative ROE is at or above the Threshold but below the 50th percentile, the percentile corresponding to the achieved Relative ROE will be used when applying such linear interpolation. Notwithstanding the foregoing, in the event that the Company ROE for the Annual Cash Bonus Measurement Period is at or below zero, achievement of the ROE component shall be deemed to not exceed 100%. Average weekly 2-year Treasury note rates plus 100 basis points was 5.47% during the Annual Cash Bonus Measurement Period and the 25th percentile performance of the iShares Mortgage Real Estate ETF constituents was 2.0%, meaning that the threshold goal for the 2023 performance period was 2.0%.

TSR Performance (35% of weighting) over Annual Cash Bonus Measurement Period. The following chart summarizes the TSR performance goals and results for 2023:

	Percentage of the TSR
Relative TSR	Component Payable
Less than Threshold	0%	2023 TSR Result 21.3% 61st Percentile
50th Percentile	100%
75th Percentile	150%
100th Percentile	200%

In accordance with the 2023 Employment Agreements, the Threshold was set at the lesser of (x) the average of the weekly 2-year Treasury note rates published in the US. Reserve H.15 Report for the 52 weeks in the Annual Cash Bonus Measurement Period plus 100 basis points or (y) the 25th percentile of Relative TSR. The percentage of target payable for Relative TSR achieved between the percentiles set forth in the above table (if performance is above the Threshold) is determined by linear interpolation. If the achieved Relative TSR is at or above the Threshold but below the 50th percentile, the percentile corresponding to the achieved Relative TSR will be used when applying such linear interpolation. Notwithstanding the foregoing, in the event that the Company TSR for the Annual Cash Bonus Measurement Period is at or below zero, achievement of the TSR component shall be deemed to not exceed 100%. Average weekly 2-year Treasury note rates plus 100 basis points was 5.47% during the Annual Cash Bonus Measurement Period and the 25th percentile performance of the iShares Mortgage Real Estate ETF constituents was 6.7%, meaning that the threshold goal for the 2023 performance period was 5.47%.

We set the threshold goals for the ROE and TSR components at the lesser of these two external benchmarks to discourage any excessive risk-taking in strong markets. Greater use of debt leverage enables many mortgage REITs to enhance their return on equity but presents a greater risk to equity investors. By incorporating an absolute benchmark into the threshold goal, we provide an opportunity for our management team to still earn some level of bonus, albeit well below target, even if other mortgage REITs are taking on higher levels of leverage and commensurately higher levels of risk to generate higher levels of ROE and TSR.

We compete with the other approximately 31 constituents of the iShares Mortgage Real Estate ETF for investor capital, and our investors primarily allocate their portfolio dollars in our sector based on sustainable and growing dividends. We aim to generate consistent earnings in order to deliver those sustainable and growing dividends by carefully managing our equity capital, using an appropriate amount of debt leverage, managing our cost of capital, and selecting appropriate investments that will yield strong levels of net investment income and total shareholder return. ROE and TSR encapsulate all these critical activities, and delivering stronger ROE and TSR than our competitors for investor capital directly connects our management team to the efforts valued most closely by our shareholders.

2023 Strategic Goals (30% of weighting) over Annual Cash Bonus Measurement Period. Starting with the 2023 Employment Agreements, achievement of strategic goals by each named executive officer was added as a component (weighted 30%) of performance measurement for purposes of determining actual Annual Cash Bonus amounts. As with the other components of the Annual Cash Bonus, the strategic goals component had a potential achievement range of 0% to 200%. The compensation committee exercised its discretion in setting the strategic goals for each named executive officer and in determining such named executive officer’s level of achievement of such strategic goals during the 2023 calendar year.

With respect to Mr. Kardis, the compensation committee determined achievement at 150% of the target level after considering his overall leadership in shaping the strategic vision of the Company in 2023 and executing on that strategic vision through challenging economic conditions, including the volatility resulting from the SVB and related banking crisis. He played a critical leadership role in the Company’s various achievements, as outlined above in “—2023 Performance Highlights”, particularly in positioning the Company for future opportunities as the interest rate environment improves. Similarly, the compensation committee determined that Mr. Yarlagadda played an important role in helping the Company to acquire $1.4 billion of loans and complete $2.6 billion of securitizations, and as a result, determined achievement of his strategic goals at 125%. Both Messrs. Viswanathan and Thakkar were determined to have achieved at 100% of their target levels for their respective roles in the Company’s achievements, as outlined above in “—2023 Performance Highlights.” In particular, the compensation committee noted Mr. Viswanathan’s role in managing the Company’s cash flow and capital raising activities and Mr. Thakkar’s role in risk management. The compensation committee also noted the leadership of each named executive officer in managing personnel and continuing to improve operations and processes to better position the Company for the future.

Based on the results of the ROE and TSR components for the Annual Cash Bonus Measurement Period and each named executive officer’s achievement of the strategic goals during the 2023 calendar year, the amount of Annual Cash Bonus earned and paid to the named executive officers ranged from 133.95% to 148.95% of target, as reflected in the table below and also included in the Summary Compensation Table as 2023 compensation under the “Non-Equity Incentive Plan” column:

2023 Annual Cash Bonus
Name	2023 Annual Cash Bonus Target	2023 Annual Cash Bonus Actual
Phillip J. Kardis II	$1,750,000	$2,606,625
Subramaniam Viswanathan	$750,000	$1,004,625
Choudhary Yarlagadda	$1,600,000	$2,263,200
Dan Thakkar	$500,000	$669,750

Fixed LTI Bonus (RSU Award). In accordance with the 2023 Employment Agreements, each named executive officer received an annual “Fixed LTI” RSU bonus based on the fixed amount set forth on the chart below. The RSUs were granted in early 2023 and vest ratably over three years subject to the executive’s continued employment. For the named executive officers, the number of RSUs granted is based on the dollar value of the award and the average daily volume weighted average price (“VWAP”) for the Company’s common stock for the 20 consecutive trading days ending on December 30, 2022. Proxy disclosure rules require us to report the grant date fair value of our RSU grants using the closing stock price on the date of grant, creating the difference between the intended values below and those reported in the Summary Compensation Table. The following chart summarizes the Fixed LTI RSU bonus awards for 2023:

2023 Fixed LTI Bonus (RSU Award)
Name	Amount	# Shares	Vesting
Phillip J. Kardis II	$1,400,000	225,898	3-year ratable
Subramaniam Viswanathan	$650,000	104,881	3-year ratable
Choudhary Yarlagadda	$1,200,000	193,626	3-year ratable
Dan Thakkar	$500,000	80,678	3-year ratable

LTI Bonus (PSU Award): 2023-2025. In accordance with the 2023 Employment Agreements, the PSU bonus for 2023 was provided as an award of PSUs under our equity compensation plan granted early in 2023 with a three-year performance period (2023-2025), i.e. the LTI Measurement Period. The target number of PSUs granted was based on the target value of the award and the average daily

VWAP for the Company’s common stock for the 20 consecutive trading days ending on December 30, 2022. On this basis, the target number of PSUs granted for the PSU bonus for 2023 was as follows:

2023-2025 LTI Bonus (Target PSU Award)
Name	Amount	Target PSUs (#) Performance Period
Phillip J. Kardis II	$1,400,000	225,898	3-year performance period
Subramaniam Viswanathan	$650,000	104,881	3-year performance period
Choudhary Yarlagadda	$1,200,000	193,626	3-year performance period
Dan Thakkar	$500,000	80,678	3-year performance period

The grant date fair value of this award for accounting purposes is included in the Summary Compensation Table as 2023 compensation under the “Stock Awards” column.2

The actual number of PSUs earned is based 50% on our Economic Return and 50% on our TSR performance for the LTI Measurement Period, relative to the Economic Return and TSR performance of the companies included in the iShares Mortgage Real Estate ETF for that period, as follows:

Relative Economic Return Goals (50% weighting) over LTI Measurement Period:

Relative Economic Return Goals
Relative Economic Return	% of Economic Return PSUs
Less than the threshold	0%
50th percentile	100%
75th percentile	150%
100th percentile	200%

The threshold is the lesser of (x) the average weekly interest rate on the 2-year U.S. Treasury note during the applicable LTI Measurement Period plus 100 basis points or (y) the 25th percentile of Relative Economic Return. For any Relative Economic Return achieved between the percentiles specified in the above table (if performance is above the threshold), the percentage of the target PSUs that will vest for the PSU Performance Period will be determined by linear interpolation. If the achieved Relative Economic Return is at or above the threshold but below the 50th percentile, the percentile corresponding to the achieved Relative Economic Return will be used when applying such linear interpolation. Notwithstanding the foregoing, in the event that the Company Economic Return for the LTI Measurement Period is at or below zero, achievement of the Relative Economic Return metric shall be deemed to not exceed 100%.

Relative TSR Goals (50% weighting) over LTI Measurement Period:

Relative TSR Goals
Relative TSR	% of TSR PSUs
Less than the threshold	0%
50th percentile	100%
75th percentile	150%
100th percentile	200%

2 Grant date fair value for accounting purposes differs from the intended values reported above because we calculate the number of target shares using 20-day average VWAP for the 20 consecutive trading days ending on the last day of the prior fiscal year rather than our closing price on the date of grant, and we must incorporate our best estimate of our performance at the time grants are made, which occurs about one or two quarters into the three-year performance period. Also, for the portion of the PSUs earned based on relative TSR, the grant date fair value is based on a Monte Carlo simulation value.

The threshold is the lesser of (x) the average weekly interest rate on the 2-year U.S. Treasury note during the applicable LTI Measurement Period plus 100 basis points or (y) the 25th percentile of Relative TSR. For any Relative TSR achieved between the percentiles specified in the above table (if performance is above the threshold), the percentage of the target PSUs that will vest for the PSU Performance Period will be determined by linear interpolation. If the achieved Relative TSR is at or above the threshold but below the 50th percentile, the percentile corresponding to the achieved Relative TSR will be used when applying such linear interpolation. Notwithstanding the foregoing, in the event that the Company TSR for the LTI Measurement Period is at or below zero, achievement of the TSR metric shall be deemed to not exceed 100%.

PSUs, to the extent earned, are payable by delivery of one share of our common stock for each PSU earned, payable by January 30th following the end of the LTI Measurement Period. We use the twelve quarters starting in the fourth quarter of the year prior to grant and through the third quarter of the third year in order to timely settle the PSUs, as we would not be able to meet our January 30 deadline if we used three full calendar years. The named executive officer generally must remain employed with us for the full performance period to earn the full PSU, also encouraging retention.

PSU Bonus Earned: October 2020 – September 2023.

In accordance with prior employment agreements, the PSU bonus for 2021 was provided as an award to Messrs. Kardis and Yarlagadda in early 2021 under our equity compensation plan, with Relative Economic Return measured over a three-year performance measurement period (October 2020 through September 2023) with the Relative Economic Return goals listed below. Messrs. Viswanathan and Thakkar and Ms. Sung did not receive this award because they were not executive officers of the Company when the grants were awarded in 2021. The threshold goal for the 2021 PSU performance measurement period was -34%, determined as follows: the lesser of (i) average weekly 2-year Treasury note rates plus 100 basis points, which was 3.23% during the performance measurement period and (ii) the 25th percentile performance of the iShares Mortgage Real Estate ETF constituents, which was -34% during the performance measurement period.

The Company’s Relative Economic Return over the three-year performance measurement period was nineteenth among the companies included in the iShares Mortgage Real Estate ETF, placing the Company above the 41st percentile.

Relative Economic Return Goals
Relative Economic Return	% of Target Earned
Less than the threshold	0%
50th percentile	100%
75th percentile or above	200%

Based on this performance, the number of 2021-2023 PSUs earned was 62.5% of target:

2021 PSU Bonus Earned Amounts
	2021-2023 PSUs	2021-2023 PSUs
Name	Target (#)	Actual (#)
Phillip J. Kardis II	46,947	29,342
Choudhary Yarlagadda	56,336	35,210

Dividend Equivalents on RSUs and PSUs. Awards of RSUs and PSUs will accrue dividend equivalents (as additional stock units) as if the awards were outstanding shares of our common stock, but the dividend equivalents will be paid only if and to the extent the underlying award becomes earned and vested. Because we are a mortgage REIT, dividends are a key component of our total shareholder return. The compensation committee believes that allowing dividend equivalents to accrue on outstanding awards will further focus our named executive officers on achieving net income goals and returning earnings to our stockholders through dividends.

Departure and Addition of Officers

On January 10, 2024, the Company and Mr. Yarlagadda mutually agreed that Mr. Yarlagadda will retire from employment with the Company and resign from the Board of Directors effective no later than March 31, 2024. On mutual agreement of the Company and Mr. Yarlagadda, he retired on March 15, 2024 (the “Separation Date”).

Mr. Yarlagadda met the requirements for retirement under the terms of his 2023 Employment Agreement and therefore received the benefits for retirement as described in his 2023 Employment Agreement, subject to conditions. In addition, as consideration for his transition services and his continued cooperation, the Company agreed, subject to certain conditions, that: (i) Mr. Yarlagadda’s unvested Promotion RSUs (one-time promotion grant in 2021) will remain outstanding and eligible to vest on January 15, 2025, as if he had remained employed by the Company through such vesting date; (ii) the Company will reimburse him for 100% of his COBRA premiums during the 12-month period following the Separation Date; (iii) the Company will waive the noncompetition provision of the 2023 Employment Agreement, effective from and after the Separation Date; and (iv) the Company will reimburse him up to $6,000 for the reasonable attorneys’ fees and expenses he incurred (if any) relating to the review and negotiation of the Transition Agreement.

Because Ms. Sung joined the Company in November 2023, she received a base salary and a fixed annual bonus based on the number of days she was employed by the Company in 2023. Starting in 2024, Ms. Sung, consistent with the other named executive officers, will receive compensation in the form of salary plus an incentive award opportunity determined each year ranging from 0% to 200% of the target ($250,000 for annual cash incentive compensation and $400,000 for LTI compensation) depending on the performance goals and results.

Governance

Compensation Committee Oversight

The compensation committee, comprised entirely of independent members of our board of directors, is responsible for establishing and implementing our executive compensation philosophy and for ensuring that the total compensation paid to our named executive officers and other executives is fair, competitive and motivates high performance. The terms of the 2023 Employment Agreements, and actions on compensation under such employment agreements, are under the primary direction of the compensation committee.

Under our executive compensation philosophy, we provide compensation in the forms and at the levels that we believe will permit us to retain and motivate our existing executives and to attract new executives with the skills and attributes that we need. The compensation program reflected in the employment agreements is intended to provide appropriate and balanced incentives toward achieving our annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives intended to benefit our company and our stockholders, and to create an alignment of interests between our executives and our stockholders. The compensation program is designed to place a greater weight on rewarding the achievement of longer-term objectives and financial performance of the Company.

Independent Compensation Consultant Used by the Compensation Committee

The compensation committee engaged Frederic W. Cook & Co. (“FW Cook”) to advise the compensation committee on executive compensation design. As part of this assignment, FW Cook reviewed the executive compensation levels, mix and design at our peer companies (discussed below), modeled incentive compensation designs and advised the compensation committee on other competitive market practices more generally. FW Cook provides no other services to the Company.

CEO and Management Have Limited Roles in Compensation Determinations

The compensation committee is solely responsible for compensation decisions regarding our CEO, subject to ratification and confirmation by the independent members of our Board. When making compensation recommendations for named executive officers other than the CEO, the compensation committee expects to seek and consider the advice and counsel of the CEO, given his direct day-to-day working relationship with those executives. Taking this feedback into consideration, the compensation committee will engage in discussions and makes final determinations related to compensation paid to the named executive officers, consistent with the requirements of each employment agreement.

Use of Peer Group Data

In designing the new employment agreements, the compensation committee engaged FW Cook to refresh our peer companies for 2022, which peer group remained unchanged in 2023, for purposes of analyzing the competitiveness of our total direct compensation opportunities. Our prior peer group included 15 companies primarily focused in the broader mortgage financing industry, with preference given to internally-managed mortgage REITs with similar investment strategies. Five prior peers were acquired or externalized their management team since the last time the compensation committee reviewed the group. The compensation committee approved the removal of these five companies and the addition of seven new companies. Potential additions to the group were evaluated based on their reasonableness in terms of size, business fit, and overlap in peer group networks (for example, companies naming us a peer in their own compensation benchmarking peer group). The compensation committee also considered the overall peer group sample in approving the 17-company group shown below with a desire to use a meaningful sample size against which Chimera was reasonably positioned in overall size. We use this peer group to review our compensation levels and mix against comparable companies to ensure we are competitive and delivering compensation in line with performance. As noted earlier, we use the iShares Mortgage Real Estate ETF Group when measuring our relative performance for purposes of our annual cash bonuses and PSU awards. That group provides a larger base for measuring relative performance and represents a group that we compete with for investor capital.

AGNC Investment Corp.	MFA Financial, Inc.
AllianceBernstein Holding L.P.	MGIC Investment Corporation
Annaly Capital Management, Inc.	Mr. Cooper Group Inc.
Arbor Realty Trust, Inc.	New York Mortgage Trust, Inc.
Broadmark Realty Capital Inc.	PennyMac Financial Services, Inc.
Federated Hermes, Inc.	Radian Group Inc.
iStar Inc.	Redwood Trust, Inc.
Ladder Capital	Two Harbors Investment Corp.
Walker & Dunlop, Inc.

Compensation Policies and Practices as They Relate to Risk Management

The compensation committee monitors the risks and rewards associated with our compensation programs and considers, in establishing our compensation programs, whether these programs encourage unnecessary or excessive risk taking. We believe our design includes appropriate features intended to limit unnecessary or excessive risk-taking by our named executive officers, including, without limitation (i) incentive compensation capped at 200% of target depending on the performance goal, (ii) use of multiple financial measures over both annual and multi-year periods, (iii) elements of incentive compensation tied to individual performance goals, and (iv) meaningful stock ownership and retention requirements that apply until six months after termination of employment.

Say-On-Pay

At the 2023 annual meeting of stockholders, the Company’s stockholders voted, on an advisory basis, on the compensation paid to the Company’s named executive officers, also commonly referred to as “say-on-pay.” The stockholders voted overwhelmingly (over 92%) to approve, on an advisory basis, the compensation of the Company’s named executive officers. The Company’s Board of Directors considered the recommendations of the stockholders and determined that the Company would not make any material modifications to the overall structure of compensation arrangements for named executive officers, keeping the same mix of base salary, annual cash incentives and LTI compensation, as well as the same target amounts, but did update the performance metrics for annual cash incentives. See “---2024 Actions” for discussion.

Say-On-Frequency

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires that a “say-on-frequency” vote be held at least every six years, the Company held a vote, on an advisory basis, on whether to hold an advisory vote on executive compensation every one, two or three years, at our 2023 annual meeting of stockholders. At that meeting, the stockholders voted, on an advisory basis, on the frequency of future advisory votes on executive compensation and voted overwhelmingly to recommend that future advisory votes on the compensation of our named executive officers be held every year. The Board of Directors adopted that recommendation and, accordingly, an advisory vote on executive compensation is being held at this 2024 Annual Meeting. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the next “say-on-frequency” vote will be held at the Company’s 2029 Annual Meeting of Stockholders.

Other Features and Policies

Stock Ownership and Retention Requirements

Per the Company’s Corporate Governance Guidelines, each named executive officer is subject to stock ownership and retention requirements. Shares of our stock received from equity awards (including any vested restricted stock, vested and unvested RSUs and vested deferred stock units but excluding unvested PSUs), after taxes, must be held by the executive until a stated level of ownership is achieved, measured as a multiple of salary―5x for the CEO and 3x for the other named executive officers. Per the 2023 Employment Agreements, once this required minimum ownership level has been achieved, the named executive officer must continue to maintain that minimum ownership level until six months after termination of employment.

The compensation committee believes that these stock ownership and retention requirements will further align the interests of our named executive officers with the long-term interests of our stockholders by requiring a meaningful portion of the executive’s accrued and earned compensation to be held as shares of our stock, not only during employment but for a period after termination of employment.

Savings and Health and Welfare Benefits

Our named executive officers participate in the broad-based 401(k) retirement savings plan generally available to our employees, which includes an opportunity to receive employer matching contributions. We do not currently provide any pension plans or supplemental retirement plans for our named executive officers.

All our named executive officers also participate in the health, life insurance, disability benefits and other welfare programs that are provided generally to our employees.

We have established a Stock Award Deferral Program, described below under “Nonqualified Deferred Compensation Plans.” Under this program, named executive officers can elect to defer payment of RSU and PSU awards after vesting until termination of employment or an earlier specified date. Amounts deferred are tracked as deferred stock units (“DSUs”) which continue to receive dividend equivalents, and are paid in actual shares. The compensation committee implemented this program to assist our executive officers with retirement savings, and further encourage their long-term retention of stock earned under our compensation program.

Perquisites and Other Personal Benefits

We do not currently provide our named executive officers with any perquisites or other personal benefits.

Incentive Compensation Recovery (Clawback) Policy

In November 2023, the Company’s Board of Directors adopted an incentive compensation recovery policy, consistent with newly adopted NYSE listing requirements implementing the clawback provisions of the Dodd-Frank Act, that requires that following certain accounting restatements due to material noncompliance with any financial reporting requirement under the securities laws, the Company shall recover reasonably promptly certain erroneously awarded incentive compensation that was received based on the restated financial results. Each officer to whom the incentive compensation recovery policy applies entered into an acknowledgement and agreement of the policy.

Severance Protection under the Employment Agreements

Each 2023 Employment Agreement includes certain severance payments and benefits for the named executive officer in case of involuntary termination during the term of the agreement, including termination by us without cause or termination by the executive for certain adverse changes in employment conditions (referred to as “good reason”). The amount and form of such severance benefits depends on whether the involuntary termination occurs in connection with a change in control or not. No severance is provided for a voluntary termination (not for good reason) or involuntary termination for cause. We do not believe that the severance benefits provided are excessive. More detail (including estimated quantifiable amounts) is provided under “Potential Payments upon Termination or Change in Control.”

The 2023 Employment Agreements also include a 90-day advanced notice requirement for the executive to resign and certain post- employment covenants, including customary non-solicitation and non-competition covenants for twelve months post-employment, and customary non-disparagement and confidentiality restrictions.

The compensation committee believes that these severance provisions serve the interests of stockholders by encouraging stability among our management team. The change in control protections also help to ensure that management will be able to fairly review any possible business combinations. The compensation committee believes that the severance protections in the employment agreements reflect current best practices, including (i) no 280G excise tax gross-ups, (ii) reasonable levels of severance compensation, (iii) no single-trigger (or “modified” single trigger) rights to severance (including equity vesting) and (iv) performance-based awards remain subject to performance conditions.

Timing of Equity Grants

RSU and PSU awards are granted to NEOs generally during the first quarter of each year at a regularly scheduled compensation committee meeting. Dates for compensation committee meetings are usually set during the prior year, and the timing of meetings and awards is unrelated to the release of material non-public information.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Gerard Creagh, Chair
Kevin G. Chavers
Debra W. Still

The Compensation Committee Report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

Summary Compensation Table

The table below sets forth the aggregate compensation we paid or accrued with respect to the fiscal years ended December 31, 2023, 2022, and 2021, to our Chief Executive Officer, our Chief Financial Officer, and our three other executive officers serving in their positions at December 31, 2023.

Name and Principal Position (1)	Year	Salary ($) (2)	Bonus ($)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)

Phillip J. Kardis II	2023	$850,000	$0	$2,670,453	$2,606,625	$19,800	$6,146,878
Chief Executive Officer and Director	2022	$750,000	$0	$1,463,378	$3,712,500	$18,300	$5,944,178
	2021	$750,000	$0	$1,443,620	$3,434,805	$17,400	$5,645,825

Subramaniam Viswanathan	2023	$700,000	$0	$1,239,851	$1,004,625	$19,800	$2,964,276
Chief Financial Officer	2022	$500,000	$0	$1,108,606	$2,500,000	$18,300	$4,126,906
	2021	$208,333	$1,000,000	$776,684	$0	$0	$1,985,018

Choudhary Yarlagadda	2023	$800,000	$0	$2,288,950	$2,263,200	$19,800	$5,371,950
President, Chief Operating Officer,	2022	$800,000	$0	$1,756,036	$4,455,000	$18,300	$7,029,336
Co-Chief Investment Officer and Director	2021	$800,000	$0	$6,857,332	$4,121,766	$17,400	$11,796,498

Dan Thakkar	2023	$500,000	$0	$1,088,067(7)	$669,750	$19,800	$2,277,617
Co-Chief Investment Officer	2022	$300,000	$650,000(6)	$0	$0	$18,000	$968,000

Miyun Sung	2023	$50,705	$94,384(8)	$0	$0	$0	$145,089
Chief Legal Officer and Corporate Secretary
(1)	All listed named executive officer positions are those held as of December 31, 2023. Mr. Yarlagadda served as our President, Chief Operating Officer, Co-Chief Investment Officer and Director until March 15, 2024. On March 18, 2024, Mr. Kardis was appointed President, which is in addition to his existing positions as Chief Executive Officer and Director, and Mr. Thakkar was appointed Chief Investment Officer. Ms. Sung joined the Company on November 9, 2023.
(2)	The base salary amounts in this column represent actual base compensation paid or earned through the end of the applicable fiscal year.
(3)	The amounts in this column represent the aggregate grant date fair value of the awards detailed under “Grants of Plan-Based Awards in 2023” in this Proxy Statement, which for 2023 were comprised of:
•	An RSU award for the 2023 Fixed LTI bonus, with a grant date fair value computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the applicable grant date (or next preceding trading day if the grant date was not a trading day) but excluding the effect of potential forfeitures; and

•	PSUs awarded in early 2023 representing the LTI bonus for 2023, to be earned 50% based on the Company’s Relative Economic Return and 50% based on the Relative TSR performance for the period 2023-2025. 50% of the amount shown for 2023 represents the Relative Economic Return component of the LTI bonus and uses the grant date fair value computed in accordance with FASB ASC Topic 718 based on an assumed probable outcome of target performance by the Company. 50% of the amount shown for 2023 represents the relative TSR component of the LTI bonus and is calculated based on a Monte Carlo simulation fair value as of the grant date of $5.55 per share. The grant date fair value of the Relative Economic Return component of the LTI bonus for 2023 (measured at target) was as follows: Mr. Kardis: $626,867; Mr. Viswanathan: $291,045; Mr. Yarlagadda: $537,312; Mr. Thakkar: $223,881. If these awards were to be paid out at maximum (200%), the payout would be as follows: Mr. Kardis: $1,253,734; Mr. Viswanathan: $582,090; Mr. Yarlagadda: $1,074,624; Mr. Thakkar: $447,763.

Actual payout amounts for PSUs will depend on performance results. See “Compensation Discussion and Analysis -- Key Design Features and 2023 Actions” for additional information about the PSU bonus.

See Note 12 (Equity Compensation, Employment Agreements and other Benefit Plans) to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed for the year ended December 31, 2023, for additional information on the assumptions used in the grant date fair value for our equity compensation awards.

(4)	For 2023, the amounts in this column represent the annual cash bonus earned for performance in 2023. See “Compensation Discussion and Analysis -- Key Design Features and 2023 Actions” for additional information.
(5)	The amounts in this column for 2023 represent matching contributions of up to 6% of each named executive officer’s base salary that were made by us with respect to each of the named executive officers pursuant to our Section 401(k) plan.
(6)	For Mr. Thakkar, the $650,000 bonus represents his discretionary 2022 performance bonus earned under the annual incentive compensation program applicable to non-executive officers.
(7)	For Mr. Thakkar, the $1,088,067 stock award includes the 24,204 RSUs granted to him on January 1, 2023, as part of his compensation for 2022.
(8)	For Ms. Sung, the $94,384 bonus represents her bonus for the 2023 calendar year, equal to the product of (i) the number of days during the period commencing on November 9, 2023, and ending on December 31, 2023, divided by 365, and (ii) $650,000, as set forth in her employment agreement, dated November 9, 2023.

Grants of Plan Based Awards in 2023

The following table summarizes certain information regarding all plan-based awards granted to the named executive officers during the year ended December 31, 2023.

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts under Equity Incentive Plan Awards (3)
Name	Award Type (1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards (4) (#)	Grant Date Fair Value of Stock and Option Awards (5)
Phillip J. Kardis II	Annual Cash Bonus	3/27/2023	$0	$1,750,000	$3,500,000
	RSU	3/27/2023							225,898	$1,253,734
	PSU	3/27/2023				0	225,898	451,796		$1,416,719

Subramanian	Annual Cash
Viswanathan	Bonus	3/27/2023	$0	$750,000	$1,500,000
	RSU	3/27/2023							104,881	$582,090
	PSU	3/27/2023				0	104,881	209,762		$657,761

Choudhary	Annual Cash
Yarlagadda	Bonus	3/27/2023	$0	$1,600,000	$3,200,000
	RSU	3/27/2023							193,626	$1,074,624
	PSU	3/27/2023				0	193,626	387,252		$1,214,325

Dan Thakkar	Annual Cash
	Bonus	3/27/2023	$0	$500,000	$1,000,000
	RSU	1/1/2023							24,204	$134,332
	RSU	3/27/2023							80,678	$447,763
	PSU	3/27/2023				0	80,678	161,356		$505,972

Miyun Sung	-	-	-	-	-		-	-	-	-

(1)	Type of Award:

Annual Cash Bonus = annual cash bonus for 2023

RSU = Time-vesting RSU granted as the 2023 Fixed LTI Bonus

PSU = Performance-vesting PSUs granted as the 2023-2025 LTI Bonus

(2)	The 2023 cash bonus awards were earned based 35% on Relative ROE, 35% on Relative TSR and 30% on achievement of strategic goals by each named executive officer during the 2023 cash bonus measurement period. See “Compensation Discussion and Analysis -- Key Design Features and 2023 Actions” for additional information on the 2023 goals and results. The actual amounts paid are included as 2023 compensation under the “Non-Equity Incentive Plan” column in the Summary Compensation Table.
(3)	The PSUs granted in 2023 represent the 2023 performance-based bonus opportunity and may be earned based 50% on our Relative Economic Return and 50% on our Relative TSR performance for 2023-2025. See “Compensation Discussion and Analysis -- Key Design Features and 2023 Actions” for additional information. The number of target PSUs was determined based on the applicable LTI bonus dollar denominated amount divided by the average daily VWAP for the Company’s common stock for the 20 consecutive trading days ending on December 30, 2022.
(4)	The RSUs granted in 2023 represent the Fixed LTI bonus for 2023. The numbers of shares granted were based on the applicable dollar amount of the award for the specific named executive officer divided by the average daily VWAP for the Company’s common stock for the 20 consecutive trading days ending on December 30, 2022. Each of these awards vest in equal annual installments over three years following the grant date, subject to continued employment.
(5)	See footnote (3) under the Summary Compensation Table for information on how the grant date fair value for RSU and PSU grants made in 2023 are determined.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table provides information about outstanding equity awards of our named executive officers as of December 31, 2023.

Stock Awards

	Award Type		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name		Grant Date	(#)(1)	($) (2)	(#)(1)(3)	($)(2)
Phillip J.	RSU	1/2/2021(4)	46,802	$233,541
Kardis II	RSU	1/1/2022(5)	28,154	$140,487
	PSU	1/1/2022(6)			41,762	$208,393
	RSU	3/27/2023(7)	173,102	$863,781
	PSU	3/27/2023(8)			256,777	$1,281,316

Subramaniam	RSU	8/6/2021(9)	33,569	$167,509
Viswanathan	RSU	1/1/2022(5)	21,296	$106,267
	PSU	1/1/2022(6)			31,638	$157,871
	RSU	3/27/2023(7)	80,369	$401,041
	PSU	3/27/2023(8)			119,217	$594,895

Choudhary	RSU	1/2/2021(4)	56,163	$280,254
Yarlagadda	RSU-P	1/2/2021(10)	291,783	$1,455,997
	RSU	1/1/2022(5)	33,783	$168,578
	PSU	1/1/2022(6)			50,114	$250,069
	RSU	3/27/2023(7)	148,372	$740,379
	PSU	3/27/2023(8)			220,093	$1,098,266

Dan Thakkar	RSU	12/15/2021(11)	2,755	$13,750
	RSU	1/1/2023(12)	31,516	$157,263
	RSU	3/27/2023(7)	61,823	$308,497
	PSU	3/27/2023(8)			91,706	$457,614

Miyun Sung	-	-	-	-	-	-
(1)	Includes associated dividend equivalent rights (“DERs”).
(2)	Reflects fair value of unvested awards using December 29, 2023, closing price of our common stock of $4.99 per share.

(3)	The number of PSUs shown in the table assumes 100% target payout for the 2022 and 2023 grants.
(4)	Reflects RSU awards, together with DERs, that vested on January 2, 2024.
(5)	Reflects RSU awards, together with DERs. 1/3 of the original RSU Award vested on January 1, 2023, 1/3 vested on January 1, 2024, and 1/3 will vest on January 1, 2025, subject to continue employment and in each case together with the associated DERs. The amount shown in the table reflects the unvested award as of December 31, 2023, including the 1/3 that vested on January 1, 2024, together with associated DERs.
(6)	Reflects PSU awards, together with DERs, which awards are performance vesting based on Relative TSR over the three-year performance period beginning with the year of grant. The awards will cliff vest on December 31, 2024, at end of the performance period, subject to satisfaction of performance conditions and continued employment.
(7)	Reflects RSU, together with DERs. 1/3 of the original RSU award vested on December 31, 2023, 1/3 will vest on December 31, 2024, and the remaining 1/3 will vest on December 31, 2025, subject to continued employment and in each case together with the associated DERs. The amount shown in the table reflects the unvested award as of December 31, 2023, together with associated DERs.
(8)	Reflects PSU awards, together with DERs, which awards are performance vesting based on Relative Economic Return and Relative TSR over the three-year performance period beginning with the year of grant. The awards will cliff vest at end of the performance period, subject to satisfaction of performance conditions and continued employment.
(9)	Reflects grant of new hire RSU award, together with DERs, to Mr. Viswanathan on August 6, 2021. 1/3 of the original RSU award vested on January 2, 2022, 1/3 vested on January 2, 2023, and the remaining 1/3 vested on January 2, 2024, in each case together with associated DERs. The amount shown in the table reflects the 1/3 that was outstanding as of December 31, 2023, and which vested on January 2, 2024, together with associated DERs.
(10)	Reflects grant of a one-time Promotion RSU award, together with DERs, to Mr. Yarlagadda related to changes in his role effective January 1, 2021 following the retirement of our prior CEO Matthew Lambiase. 1/5 of the original RSU award vested on January 15, 2021, 1/5 vested on January 15, 2022, 1/5 vested on January 15, 2023, 1/5 vested on January 15, 2024, and the remaining 1/5 will vest on January 15, 2025, in each case together with associated DERs, in accordance with his January 2024 letter agreement and the promotional RSU award agreement. The amount shown in the table reflects the unvested award as of December 31, 2023, together with associated DERs.
(11)	Reflects grant of RSU award, together with DERs, to Mr. Thakkar as a non-NEO employee, prior to his appointment as Co-Chief Investment Officer, as part of annual compensation for 2021. 1/3 of the original RSU award vested on December 15, 2022, 1/3 vested on December 15, 2023, and the remaining 1/3 will vest on December 15, 2024, subject to continued employment and in each case together with associated DERs. The amount shown in the table reflects the unvested award as of December 31, 2023, together with associated DERs.
(12)	Reflects grant of RSU award, together with DERs. 1/3 of the original RSU award vested on January 1, 2024, 1/3 will vest on January 1, 2025, and the remaining 1/3 will vest on January 1, 2026, subject to continued employment and in each case together with associated DERs. The amount shown in the table reflects the unvested award as of December 31, 2023, together with associated DERs.

Stock Vested in 2023

The following table sets forth certain information with respect to our named executive officers regarding stock vested during the year ended December 31, 2023.

Stock Awards

	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#) (1)	($) (2)
Phillip J. Kardis II	223,429	$1,684,656
Subramaniam Viswanathan	55,514	$418,577
Choudhary Yarlagadda	521,243	$3,930,171
Dan Thakkar	30,236	$227,979
Miyun Sung	-	-
(1)	Reflects previously granted RSU and PSU awards vesting during the fiscal year and related DERs (before any taxes were withheld), without regard to whether a deferral election was applied under the Stock Award Deferral Program, described below under “Nonqualified Deferred Compensation.” Each of Messrs. Kardis, Yarlagadda, Viswanathan and Thakkar has deferred the delivery of all such stock awards, in each case until the separation of their employment with the Company. See additional information on amounts deferred set forth below under the heading “Nonqualified Deferred Compensation.”
(2)	Reflects fair value of vested shares using closing price of our common stock on date of vesting.

Pension Benefits

Our named executive officers received no benefits in 2023 from us under defined pension plans. Our only retirement plan in which the named executive officers were eligible to participate is the 401(k) Plan.

Nonqualified Deferred Compensation

We have established a Stock Award Deferral Program. Under the program, named executive officers and directors can elect to defer payment of certain stock awards made pursuant to our equity incentive plan. Deferred awards are credited as deferred stock units and are paid at the earlier of separation from service or a date elected by the participant. Payments are generally made in a lump sum or, if elected by the participant, in five annual installments if paid upon separation from service. Deferred awards receive dividend equivalents during the deferral period credited as additional deferred stock units. Amounts are paid at the end of the deferral period by delivery of shares from our equity incentive plan (plus cash for any fractional deferred stock units), less any applicable tax withholdings. Deferral elections do not alter any vesting requirements applicable to the underlying stock award. Amounts will not be considered deferred until after vesting in accordance with the applicable vesting schedule for the award.

The following table shows the contributions, earnings, distributions, and year-end account values for each named executive officer under the program for the fiscal year ended December 31, 2023.

Name	Executive Contributions ($)	Registrant Contributions ($)	Aggregate Earnings ($)	Aggregate Withdrawals/ Distributions ($)	Balance at December 31, 2023 ($)(1)
Phillip J. Kardis II	1,684,656	-	(597,606)	-	1,289,955
Subramaniam Viswanathan	418,577	-	(141,561)	-	277,016
Choudhary Yarlagadda	3,930,171	-	(380,803)	-	7,665,551
Dan Thakkar	227,979	-	(69,607)	-	158,372
Miyun Sung	-	-	-	-	-
(1)	Deferred awards are included in the Summary Compensation Table in the year of grant based on the grant date fair value.

Potential Payments upon Termination of Employment or Change in Control (CIC)

The tables below show certain potential payments that would have been made to the named executive officers employed by the Company and subject to 2023 Employment Agreements assuming such person’s employment had terminated at the close of business on December 31, 2023, under various scenarios, including a Change in Control. The table assumes that neither the Company nor any of the named executive officers gave notice of its or his intention not to renew the executive’s 2023 Employment Agreement with the Company for 2023.

The tables include only the value of the incremental amounts payable to the named executive officer arising from the applicable scenario and do not include the value of vested or earned, but unpaid, amounts owed to the applicable named executive officer as of December 31, 2023 (including, for example, any annual bonus earned but not yet paid as of such date, dividend equivalents relating to dividends declared but not paid as of such date, vested but unsettled RSUs or PSUs, employer 401(k) matches, and the value of the shares underlying the DSUs that will be paid to the applicable named executive officer upon separation of service. See “Nonqualified Deferred Compensation” above for the value of such DSUs as of December 31, 2023).

The footnotes to the tables describe the assumptions used in estimating the amounts shown in the tables. As used below, the terms “Target Cash Bonus,” “Annual Cash Bonus,” “Cause,” “Change in Control,” “Disability,” “Good Reason,” “RSUs” and “PSUs” shall have the respective meanings set forth in the applicable 2023 Employment Agreement, each of which has been filed with the SEC, or award agreement(s), forms of which have been filed with the SEC. Please refer to our quarterly report on Form 10-Q filed with the SEC on May 4, 2023, for copies of the employment agreements for Messrs. Kardis, Viswanathan, Yarlagadda and Thakkar and our annual report on Form 10-K filed with the SEC on February 29, 2024, for a copy of the employment agreement for Ms. Sung.

Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer’s termination of employment can only be determined at the time of the executive’s separation from the Company.

Potential Payments upon Termination of Employment/CIC: Phillip J. Kardis II:

Incremental Benefits due to Termination Event	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination For Cause/Voluntary Resignation	Change in Control (c)	Retirement (d)
Severance/Payment to Representative or Estate	-	-	$4,121,208	-	$8,242,415	-
Value of Accelerated and Continued Equity Awards	$2,727,517	$2,727,517	$2,727,517	-	$1,237,808	$2,727,517
Deferred Compensation	-	-	-	-	-	-
Other Benefits	$68,801	$68,801	$45,868	-	$68,801	-
Total Value of Incremental Benefits	$2,796,318	$2,796,318	$6,894,592	-	$9,549,025	$2,727,517

Potential Payments upon Termination of Employment/CIC: Subramaniam Viswanathan:

Incremental Benefits due to Termination Event	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination For Cause/Voluntary Resignation	Change in Control (c)	Retirement (d)
Severance/Payment to Representative or Estate	-	-	$2,452,313	-	$4,904,625	-
Value of Accelerated and Continued Equity Awards	$1,427,583	$1,427,583	$1,427,583	-	$674,817
Deferred Compensation	-	-	-	-	-	-
Other Benefits	$68,801	$68,801	$45,868	-	$68,801	-
Total Value of Incremental Benefits	$1,496,385	$1,496,385	$3,925,763	-	$5,648,243

Potential Payments upon Termination of Employment/CIC: Choudhary Yarlagadda*:

Incremental Benefits due to Termination Event	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination For Cause/Voluntary Resignation	Change in Control (c)	Retirement (d)
Severance/Payment to Representative or Estate	-	-	$4,509,242	-	$10,145,793	-
Value of Accelerated and Continued Equity Awards	$3,993,542	$3,993,542	$3,993,542	-	$2,645,208	$3,993,542
Deferred Compensation	-	-	-	-	-	-
Other Benefits	$46,265	$46,265	$30,843	-	$46,265	-
Total Value of Incremental Benefits	$4,039,807	$4,039,807	$8,533,627	-	$12,837,266	$3,993,542

*Mr. Yarlagadda retired on March 15, 2024. See “Compensation Discussion & Analysis --- 2024 Actions” for further details.

Potential Payments upon Termination of Employment/CIC: Dan Thakkar:

Incremental Benefits due to Termination Event	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination For Cause/Voluntary Resignation	Change in Control (c)	Retirement (d)
Severance/Payment to Representative or Estate	-	-	$1,169,750	-	$2,339,500	-
Value of Accelerated and Continued Equity Awards	$937,123	$937,123	$937,123	-	$479,509
Deferred Compensation	-	-	-	-	-	-
Other Benefits	$68,801	$68,801	$45,868	-	$68,801	-
Total Value of Incremental Benefits	$1,005,924	$1,005,924	$2,152,740	-	$2,887,811

Potential Payments upon Termination of Employment/CIC: Miyun Sung:

Incremental Benefits due to Termination Event	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination For Cause/Voluntary Resignation	Change in Control (c)	Retirement (d)
Severance/Payment to Representative or Estate	-	-	$1,000,000	-	$2,000,000	-
Value of Accelerated and Continued Equity Awards	-	-	-	-	-	-
Deferred Compensation	-	-	-	-	-	-
Other Benefits	$22,569	$22,569	$15,046	-	$22,569
Total Value of Incremental Benefits	$22,569	$22,569	$1,015,046	-	$2,022,569	-

*For purposes of these tables, calculations of “Value of Accelerated Equity Awards” are based on $4.99 per share, the closing price of our common stock on December 29, 2023. For purposes of these tables, except for a Change in Control, we have assumed that the target performance metrics with respect to the PSUs have been achieved and in the case of a Change in Control, we have used the actual performance through December 31, 2023, but neither approach includes dividend equivalent rights. In the event of Termination Without Cause/Resignation for Good Reason, or in the event of death or disability, unvested PSUs will continue to vest in accordance with their terms (subject to performance) as though such termination of service had not occurred.

(a) Death and Disability

The following incremental benefits would be paid to a named executive officer or his or her estate or legal representative in the event of his or her termination due to death or Disability as of December 31, 2023:

(1) Value of Accelerated and Continued Equity Awards: For each executive officer, the amount represents the aggregate value resulting from the (a) immediate full vesting of all outstanding equity-based compensation previously granted in connection with an Annual Bonus other than the PSUs granted in connection with the LTI Bonus; and, (b) continuing vesting of any outstanding PSUs previously granted in connection with the LTI Bonus, subject to the achievement by the Company of the applicable performance goals and the applicable award agreement.

For purposes of these tables, we have assumed that the target performance metric with respect to the PSUs has been achieved.

(2) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer and his or her eligible dependents under the Company’s healthcare plan during the 18-month period following the named executive officer’s termination of employment.

(b) Termination Without Cause/Resignation for Good Reason

The following incremental benefits would be paid to a named executive officer in the event he or she is terminated without Cause (other than within six months before or 24 months following a Change in Control) or by such named executive officer for Good Reason (other than within 24 months following a Change in Control):

(1) Severance: For each of the named executive officers, a payment equal to 1.0 times the sum of (a) his or her then current base salary and (b) the greater of (x) Target Cash Bonus or (y) his or her average Annual Cash Bonus awarded for the three most recent calendar years.

(2) Value of Accelerated and Continued Equity Awards: For each executive the amount represents the aggregate value resulting from the (a) immediate full vesting of all outstanding equity-based compensation previously granted in connection with his Annual Bonus other than the PSUs; and (b) continuing vesting of outstanding PSUs previously granted, subject to the achievement by the Company of applicable performance goals and the applicable award agreement.

For purposes of these tables, we have assumed that the target performance metric with respect to the PSUs has been achieved.

(iii) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer and his or her eligible dependents under the Company’s healthcare plan during the 12-month period following the named executive officer’s termination of employment.

(c) Termination/Resignation upon Change in Control

The following incremental benefits would be paid to a named executive officer in the event of (1) the termination of such named executive officer’s employment by the Company other than for Cause (other than Disability) within six months before or 24 months following a Change in Control or (2) such named executive officer’s resignation of his employment for Good Reason within 24 months following a Change in Control:

(1) Severance: A severance payment equal to 2.25 times, in the case of Mr. Yarlagadda, or 2.0 times, in the case of the other executives, the sum of (a) his or her base salary and (b) the greater of (x) Target Cash Bonus or (y) his average Annual Cash Bonus awarded for the three most recent calendar years.

(2) Value of Accelerated and Continued Equity Awards and Pro-Rata Bonus: For each executive, the amount represents the aggregate value resulting from the (a) immediate full vesting of all outstanding equity-based compensation previously granted other than the PSUs; (b) the immediate full vesting of all PSUs that are eligible to vest solely on the basis of continued employment and any outstanding PSUs whose vesting after such Change in Control remains contingent on performance will continue to vest, subject only to attainment by the Company of the applicable performance goals; and (c) a pro-rata portion of the Annual Cash Bonus he would have earned for the year of termination based on the Company’s relevant performance metrics, payable at the time such Annual Cash Bonus would have been paid to the executive for such year absent such termination but no later than March 15 of the immediately following year.

(3) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer and his eligible dependents under the Company’s healthcare plan during the 18-month period following the named executive officer’s termination of employment.

(d) Qualifying Retirement

If the named executive officer’s service with the Company is terminated because of the named executive officer’s “Qualifying Retirement,” (i) the PSUs continue to vest in accordance with their terms (time and performance requirements) as though such termination of service had not occurred provided that the executive complies with any applicable post-employment covenants, and (ii) the RSUs vest immediately. “Qualifying Retirement” means the named executive officer’s termination of service with the Company or the Company terminates his or her employment without cause, in each case at any time after the named executive officer has attained age 55, and the sum of his or her age and years of service with the Company is equal to at least 65 with at least five years of service with the Company (including any predecessor), other than termination due to death, Disability, or for “Cause.” Currently, Mr. Kardis meets this condition.

For a discussion of the 2023 Employment Agreements, see “Compensation Discussion and Analysis.”

To receive the severance benefits discussed above, the named executive officers must comply with the covenants in the 2023 Employment Agreements, which include confidentiality, non-disparagement, and 12-month non-compete and non-solicitation restrictions.

CEO Compensation Pay Ratio

As required by applicable law, we determined that the 2023 total compensation of Phillip J. Kardis II, our Chief Executive Officer, of $6,146,878, as shown in the Summary Compensation Table above (the “CEO Compensation”), was approximately 16.1 times the total compensation of a median employee in 2023 of $381,000.

We identified the median employee using the annual base salary and expected bonus, as of December 31, 2023, plus any incentive stock awards granted in 2023 for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2023. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, may not be comparable to our CEO pay ratio.

Pay versus Performance

As required by SEC rules, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for PEO[1]		Compensation Actually Paid to PEO[2]		Average Summary Compensation Table Total for Non-PEO NEOs[3]	Average Compensation Actually Paid to Non-PEO NEOs[4]	Value of Initial Fixed $100 Investment Based On:		Net Income (thousands)[7]	ROE[8]
							Total Stockholder Return[5]	Peer Group Total Stockholder Return[6]
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)
2023	$6,146,878		$6,076,344		$3,537,948	3,628,018	28.78	62.71	126,104	192,759
2022[9]	Marria $7,481,461	Kardis $5,944,178	Marria $4,858,627	Kardis $3,687,845	$4,041,414	$2,587,076	30.56	58.46	$(513,066)	15.0%
2021[10]	$11,976,596		$16,003,134		$6,517,304	$8,035,188	76.04	82.47	$674,519	17.7%
2020[11]	$9,403,448		$5,693,046		$5,370,904	$3,524,918	51.25	74.01	$89,012	30.7%

[1]	The dollar amounts reported in column (b) are (i) for 2023, the amounts of total compensation reported for Mr. Kardis (our Chief Executive Officer), (ii) for 2022, the amounts of total compensation reported for Mr. Marria (our former Chief Executive Officer until December 10, 2022) and the amounts of total compensation reported for Mr. Kardis (our Chief Executive Officer), and (iii) for 2021, the amounts of total compensation reported for Mr. Marria (our former Chief Executive Officer in 2021, and together with Mr. Kardis, the “PEOs”) in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Executive Compensation Tables – Summary Compensation Table.”

[2]	The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to the relevant PEO during the applicable year as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the relevant PEO during the applicable year. In accordance with SEC rules, the following adjustments were made to the relevant PEO’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO		Minus Reported Value of Equity Awards(a)		Plus Equity Award Adjustments(b)		Compensation Actually Paid to PEO
2023	$6,146,878		$2,670,453		$2,599,919		$6,076,344
2022	Marria $7,481,461	Kardis $5,944,178	Marria $1,478,127	Kardis $1,463,378	Marria $(1,144,708)	Kardis $(792,955)	Marria $4,858,627	Kardis $3,687,845
2021	$11,976,596		$6,583,196		$10,609,734		$16,003,134
2020	$9,403,448		$2,614,848		$(1,095,554)		$5,693,046

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Value of
Dividends or
	Year End						Year over				other Earnings
	Fair Value of		Year over				Year Change		Fair Value at the		Paid on Stock
	Equity		Year Change		Fair Value as		in Fair Value		End of the Prior		or Option
	Awards		in Fair Value		of Vesting		of Equity		Year of Equity		Awards not
	Granted in		of		Date of Equity		Awards		Awards that		Otherwise
	the Year and		Outstanding		Awards		Granted in		Failed to Meet		Reflected in		Total
	Unvested at		and Unvested		Granted and		Prior Years		Vesting		Fair Value or		Equity
	End of the		Equity		Vested in the		that Vested in		Conditions in		Total		Award
Year	Year		Awards		Year		the Year		the Year		Compensation		Adjustments
2023	$2,087,683		$65,259		$417,537		$29,440		-		-		$2,599,919
2022	Marria $239,811	Kardis $237,418	Marria $(1,369,241)	Kardis $(1,006,065)	Marria -	Kardis -	Marria $(15,278)	Kardis $(24,309)	Marria -	Kardis -	Marria -	Kardis -	Marria $(1,144,708)	Kardis $(792,955)
2021	$9,677,612		$824,805		-		$107,317		-		-		$10,609,734
2020	$864,779		$(1,481,993)		-		$(478,340)		-		-		$(1,095,554)

[3]	The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding the relevant PEO for the applicable year) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding the relevant PEO for the applicable year) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Messrs. Yarlagadda, Viswanathan and Thakkar and Ms. Sung; (ii) for 2022, Messrs. Yarlagadda, Viswanathan and Thakkar; (iii) for 2021, Messrs. Yarlagadda, Viswanathan and Kardis; and (iv) for 2020, Messrs. Yarlagadda, Marria, Kardis, and Rob Colligan.

[4]	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding the relevant PEO for the applicable year), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding the relevant PEO for the applicable year) during the applicable year. In accordance with SEC rules, the following adjustments were made to average total compensation for the NEOs as a group (excluding the relevant PEO for the applicable year) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Minus Average Reported Value of Equity Awards	Plus Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs
2023	$3,537,948	$1,538,956	$1,629,026	$3,628,018
2022	$4,041,414	$(954,881)	$(499,458)	$2,587,076
2021	$6,517,304	$(2,510,013)	$4,027,897	$8,035,188
2020	$5,370,904	$(1,425,554)	$(420,432)	$3,524,918
(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:
Year	Average Year End Fair Value of Equity Awards Granted in the Year and Unvested at End of the Year	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2023	$1,212,843	$141,584	$233,621	$40,978	-	-	$1,629,026
2022	$154,920	$(645,784)	-	$(8,594)	-	-	$(499,458)
2021	$3,361,188	$590,377	-	$76,332	-	-	$4,027,897
2020	$471,454	$(726,946)	-	$(164,940)	-	-	$(420,432)

[5]	Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
[6]	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P Industrials.
[7]	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
[8]	These are the same amounts as used for the ROE bonus under the 2023 Employment Agreements. See Appendix I for additional information on the calculation of ROE in relation to GAAP reported results.
[9]	For 2022, we had two CEOs. The first column shows 2022 amounts for Mr. Marria, who served as CEO until December 10, 2022, and the second column shows 2022 amounts for Mr. Kardis, who serves as our CEO since December 10, 2022.
[10]	For 2021, amounts shown are for Mr. Marria, our CEO for 2021.
[11]	For 2020, amounts shown are for Matthew Lambiase, our CEO for 2020.

Financial Performance Measures

As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. For the most recently completed fiscal year, the most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, to the Company’s performance are as follows:

•	Relative ROE
•	Relative TSR
•	Relative Economic Return

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Executive Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and ROE

As demonstrated by the following graph, the amount of compensation actually paid to the relevant PEO for the applicable year and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding the relevant PEO for the applicable year) is aligned with the Company’s ROE over the four years presented in the table.

Compensation Actually Paid and TSR

As demonstrated by the following graph, the amount of compensation actually paid to the relevant PEO for the applicable year and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding the relevant PEO for the applicable year) is aligned with the Company’s TSR over the four years presented in the table.

Compensation Actually Paid and Net Income

As demonstrated by the following table, the amount of compensation actually paid to the relevant PEO for the applicable year and the average amount of compensation actually paid to the Company’s NEOs as a group (excluding the relevant PEO for the applicable year) is generally aligned with the Company’s net income over the four years presented in the table.
EQUITY COMPENSATION PLAN INFORMATION

We have adopted an equity incentive plan to provide incentives to our independent directors, employees, and other service providers to stimulate their efforts toward our continued success, long-term growth, and profitability and to attract, reward and retain personnel.

The following table provides information as of December 31, 2023, concerning shares of our common stock authorized for issuance under our existing equity incentive plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (2)
Equity Compensation Plans Approved by Stockholders	5,947,622	—	18,484,096
Equity Compensation Plans Not Approved by Stockholders (3)	—	—	—
Total	5,947,622		18,484,096
(1)	Includes unvested RSUs, PSUs, DSUs and related dividends.
(2)	Available shares are reduced by the items outstanding in column 1 plus shares previously vested and issued net of units withheld to cover tax withholding requirements.
(3)	We do not have any equity plans that have not been approved by our stockholders.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is comprised solely of the following independent directors: Mr. Creagh (chair), Mr. Chavers and Ms. Still. None of these directors is serving or has served as an officer or employee of us or any affiliate or has any other business relationship or affiliation with us, except his or her service as a director. No member of the compensation committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During 2023, none of our executive officers served on the compensation committee (or other committee serving an equivalent function) of another entity whose executive officers served on the compensation committee or Board.

COMPENSATION OF DIRECTORS

Overview and Process

We compensate only those directors who are independent under the NYSE listing standards. Any member of our Board of Directors who is an employee of ours is not considered independent under the NYSE listing standards and did not (and will not) receive additional compensation for serving on our Board of Directors.

Our compensation committee, together with FW Cook, a nationally recognized compensation consulting firm retained by our Board of Directors, reviews the components of the compensation arrangements offered to our independent directors. As part of this process, our compensation committee considers, among other things, the duties and responsibilities associated with the position of each director and emerging trends and best practices in director compensation.

The compensation committee will, on an ongoing basis, continue to examine and assess our director compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices and total stockholder returns, and will make modifications to the compensation programs, as deemed appropriate. The compensation committee also considers the compensation of boards of directors of the same group of peer companies that the committee considers for the compensation of our named executive officers.

Amount and Form of Director Compensation

Based upon the recommendations of FW Cook, among other things, and our compensation committee’s review of FW Cook’s analysis, our compensation committee recommended to our Board of Directors, and our Board of Directors approved, the following annual compensation arrangements offered to our independent directors for the 2023-2024 director service year beginning June 1, 2023 for directors serving on the Board at the conclusion of the 2023 annual meeting of stockholders, which arrangements have not changed from the 2022-2023 director service year:

2023
Annual cash retainer (paid quarterly; may elect to be paid as a stock award)	$100,000
Annual stock award amount (RSUs with 1-year vesting)	$120,000
2023
Annual cash fee for Board Chairperson	$75,000
Annual cash fee for Audit Committee Chairperson	$50,000
Annual cash fee for Compensation Committee Chairperson and Risk Chairperson	$25,000
Annual cash fee for Nominating and Corporate Governance Committee Chairperson	$25,000
Annual cash fee for Committee Membership (other than Committee Chair)	$10,000

Directors receive a grant of RSUs equal in value to the annual stock award amount (plus any amount of cash compensation the director elects to receive in stock) on the date of the annual meeting of stockholders for that year. The RSUs accrue dividend equivalent rights and vest on the earlier of (i) the one-year anniversary of the grant date and (ii) the following year’s annual meeting date, unless the director’s service terminates prior to such date in which case the RSUs vest pro rata on such date based on the number of days the director served as director during the director service year.

Expense Reimbursement and Deferrals

We also reimburse our directors for their travel expenses incurred in connection with their attendance at Board of Directors and committee meetings. Our independent directors are eligible to receive restricted common stock, options, and other stock-based awards under our equity incentive plan, although none are currently contemplated other than as described above as part of the annual director compensation program.

We established a Stock Award Deferral Program, described above under “Nonqualified Deferred Compensation.” Under this program, our directors can elect to defer payment of stock awards until termination of their directorship or an earlier specified date. Amounts deferred are tracked as DSUs, continue to receive dividend equivalents, and are paid in actual shares. The compensation committee felt that this program encourages directors’ long-term retention of stock awards earned under our director compensation program.

2023 Director Compensation

The table below summarizes the compensation paid by us to our independent directors for the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(2)(3)	Total($)
Gerard Creagh(1)	$110,000	$230,000	$340,000
Mark Abrams	$120,000	$120,000	$240,000
Brian P. Reilly	$160,000	$120,000	$280,000
Debra W. Still	$135,000	$120,000	$255,000
Kevin G. Chavers	$135,000	$120,000	$255,000
Sandra Bell	$120,000	$120,000	$240,000
Susan Mills	$60,000	$60,000	$120,000
(1)	In accordance with the design of the director compensation program described above, Gerard Creagh elected to receive common stock in lieu of 50% cash payments for Board of Director fees earned during 2023.
(2)	Stock Awards includes an RSU Award on June 14, 2023, for the director service year ending on the date of the Annual Meeting.
(3)	For amounts under the column “Stock Awards,” we disclose the grant date fair value for the RSU award measured in dollars based on the closing price of our common stock on the applicable grant date (or next preceding trading day if the grant date was not a trading day) but excluding the effect of potential forfeitures, calculated in accordance with FASB ASC Topic 718 – Compensation – Stock Compensation.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedures Regarding Transactions with Related Persons

We have in place a Related Party Transactions Policy, which was adopted to further the goal of ensuring that any related person transaction is properly reviewed, approved or ratified, if appropriate, and fully disclosed in accordance with applicable rules and regulations.

The policies and procedures apply to transactions, arrangements and relationships between the Company and any related party, which includes executive officers, directors, director nominees, greater than 5% common stockholders and the immediate family members of each of these groups, as well as an entity in which any of the foregoing individuals is employed or an entity which is controlled by any of the foregoing individuals.

For purposes of the policies and procedures, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000, (ii) the Company is a participant, and (iii) any related person has or will have a direct or indirect material interest.

Under the policies and procedures, the related party, or any director, officer or employee of the Company who knows of the transaction must notify and provide information regarding the transaction to the Chief Legal Officer or other officer designated in the policy and the Chairman of the Board. Following an evaluation, if the transaction does in fact constitute a related party transaction for which disclosure would be required under Item 404 of Regulation S-K, the Audit Committee will consider such transaction, after reviewing relevant facts and circumstances, and determine whether to approve or ratify such transaction, or determine to bring the matter to the full Board. The Audit Committee may impose such conditions as it deems appropriate and may establish guidelines for future review of any ongoing related party transactions.

If the transaction involves a director, that director will not participate in the action regarding whether to approve the transaction.

Our Related Party Transactions Policy is intended to work together with our other policies, including our Code of Business Conduct and Ethics, which requires all of our personnel to be scrupulous in avoiding a conflict of interest regarding our interests. The Code of Business Conduct and Ethics prohibits us from entering a business relationship with an immediate family member or with a company in which the employee or immediate family member has a substantial financial interest unless such relationship is disclosed to and approved in advance by our Board of Directors. See “Corporate Governance, Director Independence, Board Meetings and Committee” for additional information on the Code of Business Conduct and Ethics.

Approval of Related Person Transactions

In 2023, we did not have any transactions with a related person as described in Item 404 of Regulation S-K in 2023.

REPORT OF THE AUDIT COMMITTEE

Since our inception, we have had an audit committee composed entirely of non-employee directors. The members of the audit committee meet the independence and experience requirements of the New York Stock Exchange (“NYSE”). The Board of Directors has determined that each of Mr. Reilly and Ms. Bell is an audit committee financial expert, and each member of the audit committee is an independent director within the meaning of the applicable rules of the Securities and Exchange Commission (“SEC”) and the NYSE. In 2023, the audit committee met six times. The audit committee has adopted a written charter outlining the practices it follows. A full text of our audit committee charter is available for viewing on our website at www.chimerareit.com. Any changes in the charter or key practices will be reflected on our website.

In performing all of its functions, the audit committee acts only in an oversight capacity, and necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in its report, expresses an opinion on the conformity of our annual financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting as of year-end.

The audit committee has reviewed and discussed our audited financial statements with management and with Ernst & Young LLP (“Ernst & Young”), our independent auditors for 2023.

The audit committee has discussed with Ernst & Young the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”).

The audit committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young's communications with the audit committee concerning independence and has discussed with Ernst & Young their independence.

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the audit committee recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC. The audit committee also recommends the selection of Ernst & Young to serve as independent public accountants for the fiscal year ending December 31, 2024.

The foregoing report has been furnished by the current members of the audit committee:

Brian P. Reilly, Chair
Gerard Creagh
Sandra Bell

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

PROPOSAL 2 CONSIDER AND VOTE UPON A NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking an advisory vote on executive compensation matters. We currently seek such an advisory vote on an annual basis. The stockholder vote will not be binding on us or the Board of Directors, and it will not be construed as overruling any decision by us or the Board of Directors or creating or implying any change to, or additional, duties for us or the Board of Directors.

While this vote is advisory and not binding on us, it will provide information to us and the compensation and nominating and corporate governance committees regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the compensation and nominating and corporate governance committee will be able to consider when determining the appropriateness of our executive compensation.

At our 2023 annual meeting of stockholders, a majority of the votes cast on the “say on pay” proposal voted in favor of our executive compensation. The compensation committee believes the results of the 2023 “say on pay” vote demonstrated that stockholders generally agreed with our compensation program and policies and the compensation of our named executive officers.

The Board of Directors recommends that stockholders vote in favor of the following resolution: “RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024, and stockholders are asked to ratify the selection at the Annual Meeting. We expect that representatives of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the appointment of Ernst & Young is not ratified, our audit committee will reconsider the appointment.

Relationship with Independent Registered Public Accounting Firm

Expenses are generally accrued when services are provided. The aggregate fees billed for 2023 and 2022 for each of the following categories of services are set forth below:

Service Category	2023	2022
Audit	$2,400,450	$2,448,500
Audit-Related	0	0
Tax	651,720	615,332
All Other	0	18,000
Total	$3,052,170	$3,081,832

Audit Fees: Audit fees primarily relate to integrated audits of our annual consolidated financial statements and internal control over financial reporting under Sarbanes-Oxley Section 404, reviews of our quarterly consolidated financial statements, audits of our subsidiaries’ financial statements and comfort letters and consents related to SEC registration statements.

Audit-Related Fees: Audit-Related fees are primarily for assurance and related services that are traditionally performed by the independent registered public accounting firm and include due diligence and accounting consultations.

Tax Fees: Tax fees include tax compliance, tax planning, tax advisory and related tax services.

All Other Fees: All Other fees relate to review of securitization deals and other SEC filings.

The audit committee has also adopted policies and procedures for pre-approving all non-audit work performed by our independent registered public accounting firm. Specifically, the audit committee pre-approved the use of Ernst & Young for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; securitization deals, and reviews and procedures that we request Ernst & Young to undertake to provide assurance on matters not required by laws or regulations. In each case, the audit committee also set a specific annual limit on the amount of such services that we would obtain from Ernst & Young, required management to report the specific engagements to the audit committee on a quarterly basis and required management to obtain specific pre-approval from the audit committee for any engagement over five percent of the total amount of revenues estimated to be paid by us to Ernst & Young during the then current fiscal year. Our audit committee approved the hiring of Ernst & Young to provide all the services detailed above prior to Ernst & Young’s engagement. None of the services related to the audit-related fees described above was approved by the audit committee pursuant to a waiver of pre-approval provisions set forth in the applicable rules of the SEC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2024.

ADDITIONAL MATTERS

Access to Form 10-K

On written request, we will provide without charge to each record or beneficial holder of our common stock as of April 11, 2024, a copy of our annual report on Form 10-K for the year ended December 31, 2023, as filed with the SEC. You should address your request to Investor Relations, Chimera Investment Corporation, 630 Fifth Avenue, Suite 2400, New York, NY 10111 or email your request to us at investor@chimerareit.com.

We make available on our website, www.chimerareit.com, under “Filings & Reports—SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

Stockholder Proposals

Any stockholder intending to present a proposal pursuant to Rule 14a-8 of the Exchange Act at our 2025 annual meeting of stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 23, 2024.

In addition, pursuant to our current bylaws, any stockholder business proposal for consideration at the 2025 annual meeting of stockholders submitted outside the processes of Rule 14a-8 of the Exchange Act, including any stockholder nominations for our Board of Directors, must be received by us not earlier than 150 days nor later than 5:00 p.m. Eastern Time 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting (or between November 23, 2024 and 5:00 p.m. Eastern Time on December 23, 2024, based on the date of this year’s Proxy Statement of April 22, 2024).

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees for our annual meeting to be held in 2025 must also comply with the additional requirements of Rule 14a-19 under the Exchange Act no later than April 6, 2025, including providing a statement at that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees. If our 2025 annual meeting is changed by more than 30 calendar days from the first anniversary of our 2024 annual meeting, stockholders must comply with the additional requirements of Rule 14a-19 under the Exchange Act no later than the later of 60 calendar days prior to the date of the 2025 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2025 annual meeting is first made.

Any such nomination or proposal should be sent to the Corporate Secretary, Chimera Investment Corporation, 630 Fifth Avenue, Suite 2400, New York, NY 10111 and, to the extent applicable, must comply with the requirements of our current bylaws.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not know of any matter that will be presented for consideration at the annual meeting other than as described in this Proxy Statement.

APPENDIX I

ROE Calculation

For purposes of calculating the ROE, the Company’s net income is determined in accordance with GAAP, but excluding non-cash, non-operating expense items such as depreciation expense, amortization of goodwill and other non-cash, non-operating expense items as determined by the compensation committee in its sole discretion for the applicable performance period. If, for any portion of any performance period, (i) the Company does not use hedge accounting or (ii) its derivative hedging instruments or any portion thereof are otherwise deemed ineffective, which in either case, results in changes in the value of such hedging instruments being recorded in the Company’s GAAP income statement, then any gains or losses from such hedging instruments will also be excluded. The Company’s average equity under the employment agreements means the stockholders’ equity of the Company as determined in accordance with GAAP, but excluding accumulated other comprehensive income or loss (which, among other things, reflects unrealized gains or losses in the Company’s residential mortgage-backed securities portfolio), stockholders’ equity attributable to preferred stock and other items as determined by the compensation committee in its sole discretion for the applicable performance period. For purposes of calculating ROE, Company Average Equity will be determined based on the average of the Company’s stockholders’ equity calculated as described in the preceding sentence as of the last day of each quarter during the applicable performance period. Notwithstanding the foregoing, stockholders’ equity attributable to an issuance of common stock of the Company during the performance period shall be excluded from the calculation of “Company Average Equity” for a period of six months from such issuance.

CHIMERA INVESTMENT CORPORATION

CHIMERA INVESTMENT CORPORATION
ATTN: SUBRAMANIAM VISWANATHAN
630 FIFTH AVENUE, SUITE 2400
NEW YORK, NY 10111

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CIM2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V36146-P05086 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

CHIMERA INVESTMENT CORPORATION

The Board of Directors recommends you vote FOR all nominees and FOR proposals 2 and 3.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Sandra Bell	☐	☐	☐
1b. Susan Mills	☐	☐	☐
1c. Debra W. Still	☐	☐	☐

	For	Against	Abstain
2. The proposal to approve a non-binding advisory resolution on executive compensation.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2024 fiscal year.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon any other matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the accompanying Proxy Statement, the terms of each of which are incorporated by reference into this Proxy Card.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

V36147-P05086

CHIMERA INVESTMENT CORPORATION
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
June 5, 2024

Revoking all prior proxies, the undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 5, 2024 and the accompanying Proxy Statement, the terms of which are incorporated by reference, and hereby appoints Dan Thakkar and Subramaniam Viswanathan, and each of them, as proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Common Stock, par value $0.01 per share, of Chimera Investment Corporation (the "Company"), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held via a live webcast at www.virtualshareholdermeeting.com/CIM2024 commencing at 10:00 a.m., New York Time, on Wednesday, June 5, 2024 and at any postponement or adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all director nominees, "FOR" proposals 2 and 3, and in accordance with the Board of Directors' recommendations upon such other matters as may properly come before the Annual Meeting of Stockholders.

Continued and to be signed on reverse side